UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2021

MED-X, INC.
(Exact name of registrant as specified in its charter)

Commission File Number: 024-10472

Nevada	46-5473113
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

8236 Remmet Avenue Canoga Park, California	91304
(Address of principal executive offices)	(Zip Code)

(818) 349-2870

Registrant’s telephone number, including area code

Common Shares

(Title of each class of securities issued pursuant to Regulation A)

Part II.

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

We make statements in this Annual Report on Form 1-K that are forward-looking statements within the meaning of the federal securities laws. The words “believe,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “seek,” “may,” and similar expressions or statements regarding future periods are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any predictions of future results, performance or achievements that we express or imply in this annual report or in the information incorporated by reference into this Annual Report.

The forward-looking statements included in this Annual Report on Form 1-K are based upon our current expectations, plans, estimates, assumptions, and beliefs that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to:

•	Our ability to continue as a going concern.
•	Our limited operating history and ability to earn a profit.
•	Our ability to effectively execute our business plan.
•	Our potential inability to compete and succeed in highly competitive and evolving industries.
•	Our potential inability to manage our research, development, expansion, growth and operating expenses.
•	Our potential inability to raise capital and the unavailability of future financing.
•

The lack of market acceptance of our Nature-Cide®, Thermal-Aid®, Home Spa™, and other products, including our newly formulated mosquito repellant and eradication solution derived from our current Nature-Cide® All Purpose Concentrate product.

•	Our unexpected costs and operating deficits.
•	Our inadequate capital and financing.
•	Our research and development of cannabis medical compounds, mosquito repellant solutions, and other potential new products may not result in commercial products available for sale by us in the future.
•	Our testing of proposed new products, such as our planned mosquito control solution, may indicate that the proposed products are not effective.
•

Our Chairman and Chief Executive Officer, Matthew Mills, owns 10,000 shares of our Series A Preferred Stock, which entitles him to control over 51% of the voting power on all matters submitted to a vote of our shareholders, and together with his common stock ownership, Mr. Mills holds approximately 56% of the total shareholder voting power of the Company.

•	Our potential inability to obtain legal permission to grow, supply and sell cannabis.
•	Our potential inability to sell our Nature-Cide® Thermal-Aid®, Home Spa™, Malibu Brands, cannabis and other products.
•	Heavy development stage expenditures by us, resulting in substantial operating deficits, especially in the early years of operation.
•	Our intense competition, including entry of new competitors.
•	The decreased demand for our products or increased supply, causing prices for our products to decline.
•	Adverse federal, state, and local government regulation and taxation, rendering it difficult for us to monetize our potential products and services.
•	Heavy government regulation, taxation and licensing requirements in markets where cannabis is legal.
•	The potential lack of new markets for cannabis.
•	Contraction of the market for medical cannabis in California, including the closing of medical cannabis dispensaries due to government order.
•	Our proprietary rights, trade secrets and other intellectual property may not be adequately protected from legal challenge or third-party infringement.

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•	Our potential lower sales and revenue than we forecast.
•	Our potential defaults on leases or other indebtedness.
•	Our potential loss of suppliers and supply.
•	Our potential price increases for capital, supplies and materials.
•	A potential decline of market prices for our products due to excess supply or for other reasons.
•	Our potential failure to obtain customers, loss of customers and failure to obtain new customers.
•	Our potential loss of or inability to obtain government licenses and permits.
•	Our potential receipt of adverse publicity and news coverage.
•	Our potential inability to carry out marketing and sales plans.
•	Our potential loss of key executives.
•	Our dilution of ownership due to issuance of more securities by the Company.
•	The unavailability of banking, trademark registration, and other services to Med-X because cannabis is still illegal under federal law.

You are cautioned not to place undue reliance on any forward-looking statements included in this Annual Report. All forward-looking statements are made as of the date of this Annual Report, and the risk that actual results will differ materially from the expectations expressed in this Annual Report will increase with the passage of time. Except as otherwise required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements after the date of this Annual Report, whether as a result of new information, future events, changed circumstances or any other reason. In light of the significant uncertainties inherent in the forward-looking statements included in this Annual Report, the inclusion of such forward-looking statements should not be regarded as a representation by us or any other person that the objectives and plans set forth in this Annual Report will be achieved.

Item 1.   BUSINESS

 Overview

We are a Nevada corporation formed in February 2014, engaged in the business of product development, distribution, and marketing. We have developed a series of proprietary natural “green” branded products under division names Nature-Cide, Thermal-Aid and Malibu Brands. Nature-Cide products are all-natural essential oil blends of indoor and outdoor pesticide/insecticide/repellent developed for multiple industries, including professional pest control, turf care, janitorial, hospitality, transportation and agriculture, as well as the hemp and cannabis cultivation industry. Thermal-Aid, Thermal-Aid Zoo® and the Thermal-Aid Headache Relief System® are 100% natural heating/cooling pain and physical therapy products for painful ailments affecting adults, children and animals. Nature-Cide and Thermal-Aid are distributed through ecommerce platforms and through national distribution outlets positioned around the United States. Malibu-Brands currently has only one product available, an all-natural essential oil pain management cream, through the Company’s Malibu-Brands website. If the federal government declares hemp and CBD oil products legal at the federal level, the Malibu-Brands division plans to include a variety of hemp and CBD oil products designed for various ailments which are still in the clinical and development stage.

We also operate the MJT Network® through our online media platform, www.marijuanatimes.org, which publishes high quality media content regarding cannabis and hemp industries to generate revenue from advertisers and traffic optimizing venues. The network includes smart phone and tablet applications and also publishes a daily news video through social and news applications. We have also developed another media platform called the National Investor Network, www.nationalinvestornetwork.com, which was initially built to support the Company’s capital raising efforts.  Moving forward, once the Company no longer needs private capital, the network will act as a marketing publisher of content to market other companies that are looking to utilize marketing services for a monthly fee. The National Investor Network is a digital platform that is designed to offer its members highly curated business news content. The member base is currently comprised of approximately 3,800 members, all of which are currently Med-X, Inc. shareholders. Each member controls their own news feed based on the companies or industry categories they chose. The platform is built on a robust database that will allow for the tracking of member behavior giving the system the tools it needs to recommend marketing strategies in proprietary ways. Once positioned for other companies, the marketing platform will give the opportunity to publish their own content in the hopes of driving traffic or raising awareness of their company initiatives. This acts as a marketing tool for other companies that are looking to be recognized as a company in their respected field. We expect to also assist in marketing various companies with targeted campaigns inside the National Investor Network platform to certain members as a service. In exchange for these services, we hope to generate monthly marketing fees from other companies with the hope that more exposure will help their efforts and potential success. This and our media division, the MJT Network, could be profitable if and to the extent that the revenue from advertisers, sponsors, product sales and service fees exceeds the cost of the content (expected to be writers’ and content licensing fees) and products offered for online sale. We are not operating a crowdfunding platform and are only supplying information and exposure for them.

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We have developed a new all-natural formulation of mosquito repellant and eradication product. This proposed product is derived from our Nature-Cide All Purpose formulation and is designed to be free of harmful chemicals. This solution has undergone a third-party lab and field study which has shown favorable results. We plan to aggressively market this product on an international scale, including exports into heavily mosquito infested areas of the world, and for sales in the United States.

In 2018, the federal government legalized hemp production as part of the Farm Bill. Once the federal government finalizes methods and protocols for hemp CBD extraction production, and if and when we have capital to do so, we plan to obtain the proper government licenses for indoor and outdoor farm property in California to grow, harvest and sell high quality, custom-bred organic hemp for the California medical and CBD compound markets

Med-X also plans, to the extent it is legal to do so, to cultivate high quality custom-bred cannabis for the medical market that is intended to treat such aliments as pain, sleep deprivation, appetite disorders, and neurological pathologies or their symptoms. As of the date of this prospectus, the Company has not sought or obtained any approval from the U.S. Food and Drug Administration (the “FDA”) or any other comparable foreign regulator for the clinical use of our products. We have no plans as of the date of this prospectus to seek any such approval.

Besides supplying Nature-Cide products to pest control, hospitality, transportation, janitorial, turf care and agricultural industries, Med-X also plans to supply proprietary and non-proprietary products, including Nature-Cide insecticides, pesticides, granular and soil blends, to legally operating hemp and cannabis agricultural operators. As these core businesses evolve, and provided it becomes legal to do so, we will seek to develop and monetize techniques for the recognition and extraction of cannabis compounds for the medical industry.

We expect the demand for the Company’s proprietary products to increase significantly. We and Pacific Shore, our subsidiary, are currently generating revenue from the Nature-Cide, Thermal-Aid, Malibu Brands and The MJT Network divisions but they are yet to be profitable.

Acquisition of Pacific Shore.

In April 2018, Med-X closed an Agreement of Merger and Plan of Reorganization with its affiliate, Pacific Shore, pursuant to which Pacific Shore has become a wholly owned subsidiary of the Company. The Merger did not result in significant dilution to Med-X shareholders upon its closing on April 16, 2018. In order to prevent dilution to existing Med-X shareholders, our current Chairman and Chief Executive Officer, Mr. Mills, and PSH collectively tendered to Med-X for cancellation approximately 55 million outstanding shares of Med-X common stock on the closing. Upon closing of the Merger, we issued to Mr. Mills 10,000 shares of newly authorized super-voting Series A Preferred Stock, having de minimus economic rights (i.e. no conversion right, no dividend rights, and virtually no liquidation preference), but conferring on him 51% voting control of the Company. We plan to continue similar efforts to acquire other companies that have similar business models of developing natural products, as well as offering pest control services nationally. Our management believes it can create strong value for shareholders by acquiring companies that have growing revenues and assets.

The primary sources of revenue for Med-X and Pacific Shore moving forward are expected to be the proceeds from continued sales of Nature-Cide and Thermal-Aid through our national distribution channels. We also expect to generate revenue from advertising and the online sale of products on the Company’s media platform, www.marijuanatimes.org.   We have launched various online sales venues for this purpose, such as www.nature-cide.com, www.thermalaidproducts.com, www.malibu-brands.com  www.homespashowerspray.com, and www.nationalinvestornetwork.com. We plan to aggressively market our Nature-Cide and Thermal-Aid brands while positioning our media venues, www.marijuanatimes.org and www.nationalinvestornetwork.com, to attract sponsorship and advertisers as well as companies that desire to utilize the crowdfunding initiatives under the Jobs Act. During this cycle, we  plan to ramp up our Malibu Brands, Home Spa products and our ready-to-use consumer version of the Nature-Cide products scheduled to be on retail shelves in 2022.

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Nature-Cide.

Comprised of various essential oils such as cedar oil, cinnamon oil, clove oil, cottonseed oil and other natural ingredients, Nature-Cide is a pleasantly aromatic, chemical free insecticide/pesticide/miticide/nematicide and repellent that kills or deters a variety of different pests, including cockroaches, bed bugs, ants, spider mites, white flies, caterpillars, and other pests associated pest control operations, janitorial, turf care, hospitality, transportation and agriculture. Nature-Cide products are also proven in commercial and residential environments and kill or deter a wide variety of household insects including, flies, fleas, and mosquitoes, which sometimes can carry deadly diseases.

Nature-Cide contains no harmful poisonous chemicals to humans most commonly found in many other insecticides and insect repellents. In addition to cedar oil, cinnamon oil, clove oil and cottonseed oil, Nature-Cide may also contain citronella oil, garlic oil, mint oil, peppermint oil, geranium oil, lemon grass oil, and rosemary oil, all of which are recognized by the Environmental Protection Agency (“EPA”) as FIFRA 25b MINIMUM RISK PESTICIDE compounds. Cedar oil is a natural repellent found to be effective in the states with swamps for eradicating mosquitoes without harming the ecosystem. By the same token, cinnamon oil is known in Guam for warding off snakes from train cars and shipping containers. One of our Nature-Cide formulas is an insecticide that kills various insects on contact, including but not limited to ants, fleas, mites, slugs, snails, silverfish, mosquitoes, cockroaches and a variety of other insects. The Nature-Cide Pest Management X2 formula also acts as an effective repellent for other insects, reptiles and rodents.

Nature-Cide is classified as a MINIMUM RISK PESTICIDE under FIFRA (25b) and is exempt from federal registration by the (“EPA”). Unlike other repellents and insecticide products which contain toxic chemicals, Nature-Cide is safe for use in all environments. Pacific Shore has developed several formulations of Nature-Cide for use indoors, outdoors, on humans, and on pets. As of July 31, 2014, the Nature-Cide All-Purpose and Pest Management X2 insecticide formulations have been registered in most states that require EPA registration. In addition, the Colorado, Oregon and Washington Departments of Agriculture have approved the Nature-Cide All-Purpose product for use on cannabis crops grown in those states.

Nature-Cide products have been field tested for over seven years on ranch homes in the Santa Monica Mountains, from Bel Air to Malibu as well as being third party tested in laboratory settings. Nature-Cide’s research and development and field testing has evolved into a Pest Management Service, a division of Pacific Shore, and is now recognized and licensed in the State of California as a state applicator with a Qualified Applicators License # 133658 for agricultural and landscape use in commercial and residential settings. This being said, the Nature-Cide products and services division has also begun supplying and servicing small cannabis cultivators in Southern California.

Nature-Cide products are currently offered nationally to commercial pest control, janitorial, hospitality, transportation, turf care and agricultural professionals nationally through various commercial distributors such as Rentokil Initial, Target Specialty Products (“TSP”), Veseris/Univar (“VES/UNI”) and American Hotel Registry. Collectively the pest management market encompasses a wide variety of sectors that encompass a substantial revenue stream worldwide. The demand for all-natural products like Nature-Cide is becoming continuous as regulatory bodies continue to ban traditional poisonous pest control applications around the world. Currently Nature-Cide products are being utilized by a gamut of professional applicators using the products in such places as school districts, hospitals, hotels/motels, zoos, food plants, livestock farms, greenhouses, passenger rail cars, passenger and cargo aircraft and agricultural settings including hemp and cannabis cultivation. In 2017 TSP’s parent company, “Rentokil Initial”, began testing Nature-Cide in Hong Kong, Macau, China and Mumbai, India. Results from testing warranted an immediate focus on registration in Hong Kong, Macau and Mumbai, where product orders have been received and usage has commenced. Rentokil Initial operates in multiple countries such as New Zealand, Australia, Singapore, Malaysia and the United Kingdom, where we are now focused on testing protocols for Nature-Cide products. In early 2018, Univar Solutions, who is revered as one of the largest chemical distributors in the world, has now begun ordering the full Nature-Cide line within the United States.

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In January 2019, the Nature-Cide team achieved for the Nature-Cide product line a platinum marketing designation with TSP and VES/UNI. We have attended annual sales meetings in Savannah, Georgia with TSP and Chicago, Illinois with UNI. During these meetings, both distributors announced that Nature-Cide will be represented as a top-level platinum sponsor, and our Nature-Cide product line will be presented to the entire customer base of both distributors, which consists of over 15,000 customers nationally. Going forward, due to the platinum sponsorship designation, Nature-Cide will be showcased as the go to 25b minimum risk green program. We are working closely with two of its distributors, TSP and VES/UNI, to distribute samples and information to both customer bases, and collectively monitor and record results from the applications of Nature-Cide in places around the country as well as in Asia, for social media to share with potential new customers who can understand the vast amount of applications that can be realized for the Nature-Cide brand. TSP and VES/UNI have solid footprints in the USA as suppliers of products for pest control, turf grass care, and for professional use in the hospitality, parks and recreation, transportation, sanitation, and golf care industries, as well as the recent addition of the cannabis cultivation industry. Management of the Company as well as distributor management agrees that the 25b minimum risk market has a solid future in the pest control sector. VES/UNI and TSP, along with TSP’s parent company, Rentokil, are constantly working with the Nature-Cide team to deploy and plan ways that the product can be utilized, and to build scalable programs for the various industries where Nature-Cide can receive the best positioning for long term sales growth.

Due to the continued planning and sponsorship coupled with the positive reception of Nature-Cide by the professional end user, the Nature-Cide product development team has entered into discussions with TSP product development personnel to create a unique product designed for turf grass applications in golf and other turf grass venues, including parks and recreation, by combining Nature-Cide with a proprietary blend of TSP Turf Fuel for the golf and turf care industries. The Turf Fuel and Nature-Cide product blend is currently in laboratory production. The Company is also in discussion with TSP management to register Nature-Cide in Canada. In 2017, Nature-Cide announced a new compressed air 16-ounce all-purpose insecticide prototype which was eventually produced for professional use. Due to the response and continued professional usage, along with social media promotion, we are in the process of finalizing development of a ready to use group of compressed air products to release to consumers. These products consist of the All-Purpose, Flea & Tick, Insect Repellent, and an outdoor formulation that was released in early 2020.

Thermal-Aid Headache Relief System. One of our directors, Dr. Hyson, is the inventor and grantee of three patents which have been provided to Pacific Shore in perpetuity to commercialize the Thermal-Aid Headache Relief System and Malibu Brands Pain Relief Cream. Patent details are as follow:

DEVICE AND METHOD FOR TREATMENT OF HEADACHE

Patent Number 5,700,238

Date Granted: December 23, 1997 – United Stated Patent Office

MEDICATED WRAP

Patent Number 6,313,370 B1

Date Granted: November 6, 2001 - United Stated Patent Office

MEDICATED WRAP

Patent Number: 7186260

Date Granted: March 6, 2007 - United Stated Patent Office

                The license agreement with Dr. Hyson was executed in June 2012 for an initial five (5) year term with automatic annual 12-month renewal unless earlier terminated as provided for in the license agreement. As of December 31, 2021, we have paid to Dr. Hyson aggregate royalties of $14,642.

Nature-Cide License and Patent Application. Pacific Shore has an exclusive royalty-free worldwide master license in perpetuity from Matthew Mills, one of the founders of the Company and Pacific Shore, to commercialize the Nature-Cide brand and line of products. The master license can be terminated by Mr. Mills in certain circumstances, such as a material breach of the agreement by Pacific Shore or its insolvency. Upon the closing of the Merger on April 16, 2018, a Nature-Cide sublicense agreement between Pacific Shore, as sublicensor, and Med-X, as sublicensee, was merged and terminated. Accordingly, Pacific Shore can sell Nature-Cide directly to all potential customers for the product throughout the world.

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In June 2015, Med-X filed a patent application with the United States Office of Patents and Trademarks for its proprietary process of infusing Nature-Cide and other beneficial substances into growing soil for the agricultural and hemp and cannabis industries. Mr. Mills, our Chief Executive Officer, is named as the inventor. The patent was granted October 19, 2021 with Patent No. US 11,147,266 B2. Med-X plans to market and sell its Nature-Cide insecticidal soil to hemp, cannabis and other agricultural cultivators.

The license agreement with Matthew Mills has no termination date.  There are no royalty payments due under the agreement.

The MJT Network. We also operate the MJT Network® through our online media platform, www.marijuanatimes.org, which publishes media content regarding cannabis and hemp industries to generate revenue from advertisers and traffic optimizing venues. This platform has been publishing cannabis industry news and information since its launch in July 2015. The content is designed to cover a wide variety of topics relating to the cannabis and hemp industries on an ongoing basis, including news and current events, as well as the business, financial, legislative, legal, cultural, medical, scientific and technological aspects of the industry on a national and international level. Stories, columns, advice and analysis may come from a combination of regular consultants, contributors, freelance and staff writers, our personnel and public news sources. Once capitalized in late 2022, we plan to eventually add online ecommerce to the MJT Network website, offering branded industry products for sale from third party suppliers and from its own product lines, subject in all cases to compliance with applicable federal and state law. The network includes smart phone and tablet applications, and its original content is distributed across several digital platforms including web, native iOS, Vimeo Video, YouTube, Apple Podcast Audio and Apple News.

We are in the final stages of development and are currently beta testing another marketing media platform called the National Investor Network, www.nationalinvestornetwork.com. The network will act as an artificial intelligence marketing lead generator for publishing of content for other companies that are looking to draw awareness to their companies. Initially the National Investor Network is a free membership based digital marketing platform that is designed to offer its members highly curated business news content. Each member controls their own news feed based on the companies or industry categories they chose. The platform is built on a robust database that will allow for the tracking of member behavior giving the system the tools it needs to recommend marketing strategies in proprietary ways. Member profiles are then evaluated and scored as a potential marketing lead. The marketing platform gives other companies in the equity crowdfunding or stock trading space the opportunity to publish their own content in the hopes of driving traffic or raising awareness of their company. This acts as a marketing tool for other companies that are looking to be recognized for their particular mission. We later expect to also assist in marketing various companies with targeted campaigns inside the National Investor Network platform to certain members as a marketing service. In exchange for these marketing services, we hope to generate small flat fee tranches of marketing revenue and small amounts of equity with the hope that more exposure will help them with their marketing efforts. The National Investor Network is strictly intended as a marketing media platform, and  it is not suggested that the company will participate in anything other than marketing. In the future if the Company would like to develop a strategy for the network to become a crowdfunding portal, the Company, prior to any action in this area, will comply with all regulatory bodies and will apply for any and all registration and permits if and when required.  Our media division, the MJT Network, could be profitable if and to the extent that the revenue from advertisers, sponsors, product sales and service fees exceeds the cost of the content (expected to be writers’ and content licensing fees) and products offered for online sale. We do not anticipate stocking an inventory of third-party products for sale, rather, we expect to fill orders on a real time basis directly from third-party fulfillment sources. Once capitalized in late 2022, we plan to eventually add online ecommerce to the MJT Network website, offering branded industry products for sale from third party suppliers and from its own product lines, subject in all cases to compliance with applicable federal and state law. The network includes smart phone and tablet applications, and its original content is distributed across several digital platforms including web, native iOS, Vimeo Video, YouTube, Apple Podcast Audio and Apple News.

Compound Identification and Extraction. Numerous medical studies have found that cannabinoids, including CBD and THC, provide a wealth of health and wellness benefits through their interaction with the human endocannabinoid system (the “ECS”), a complex network of cell receptors and neurotransmitters that help maintain the body’s homeostasis. According to one study, “modulating the ECS activity may have therapeutic potential in almost all diseases affecting humans, including obesity/metabolic syndrome, diabetes and diabetic complications, neuro-degenerative inflammatory, cardiovascular, liver, gastrointestinal, skin diseases, pain, psychiatric disorders, cachexia, cancer, chemotherapy-induced nausea and vomiting, among many others.” (Source: Pál Pacher and George Kunos, “Modulating the Endocannabinoid System in Human Health and Disease--Successes and Failures,” The FEBS Journal (U.S. National Library of Medicine, May 2013), https://www.ncbi.nlm.nih.gov/pmc/articles/PMC3684164/.). Recently, the federal government legalized hemp production as part of the Farm Bill. If the federal government finalizes methods and protocols for hemp CBD extraction production, the timing of which is unknown, and if and when we have capital to do so, we plan to identify various strains of hemp and obtain the proper government licenses for indoor and outdoor farm property in California to grow, harvest and sell high quality, custom-bred organic hemp and other cannabis for the California medical CBD compound markets.

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There are likely more than 400 different compounds in cannabis, and continuous testing will be needed for recognition of these compounds to be verified. If and when cannabis is federally legal and the FDA approves its use, we are planning to conduct laboratory and clinical studies to identify the expected potential of each compound as well as acquiring the machinery needed to properly extract those compounds to verify if these compounds are able to treat patients suffering from pain and nausea, to stimulate appetite when needed, and to address stress and sleep management. There may or may not be other neurological pathologies that can be treated with these compounds and the benefits may or may not be limited to controlling the symptoms of those diseases. Considerably more research of cannabis compounds is needed to assess the commercial potential, as well as approvals from the FDA of medical applications of cannabis compounds. We will not market, sell or make claims of any of these compounds, or supplements or medicines made from these compounds, unless it becomes clearly legal to do so under federal, state and applicable local law and the FDA lays down a clear path to do so. Consequently, such products, even if successfully developed by the Company, are not expected to generate revenue in the short term.

The Company’s planned compound identification and extraction research and development operations, and testing of the Nature-Cide products, are expected to be conducted primarily in outside laboratories contracted by us in the future to validate our research results and claims. Related cultivation and genetic research was conducted in 2015 and early 2016 on the Company’s leased property in an existing 600 square foot indoor cultivation center in Los Angeles County, California, where patients with whom we shared data cultivated controlled quantities of high quality cannabis and harvested and stored it for research and medical use to the extent permitted by California law. The fundamental premises of the operation were (i) to test the Nature-Cide pesticide and insecticide products, and (ii) to produce hemp and other cannabis oils from the plant life cultivated, eventually extract a variety of medicinal compounds from the oil, especially the hemp-based non-THC CBD compounds found in hemp and other types of cannabis, test the efficacy of the supplement prototypes, and eventually produce, market and sell natural supplements containing these compounds. The Company may purchase and utilize additional special equipment designed to facilitate the compound identification and extraction process. Preliminary research in the industry indicates that CBD-based compounds from cannabis may or may not be effective in treating the symptoms of certain neurological pathologies, but there is much additional research needed to reliably commercialize CBDs for medical purposes. FDA approval will also be required to commercialize CBDs for medical purposes. There is no assurance that the Company will be successful in making or selling any medicinal supplements from the CBD or THC compounds identified and or that the FDA will lay down guidelines to do so.

Distributors

Most of the Company’s revenue is generated through a limited number of large distributors. Currently, Nature-Cide products are distributed by multiple pest control distributors such as Veseris, Target Specialty Products and Forshaw and deployed to hundreds of pest control companies nationwide. Nature-Cide products can also be found with online resellers including the Amazon, Kroger and Walmart marketplaces. You can see some of these distribution companies and resellers within our partner network using the following link: https://nature-cide.com/pages/store-locator. We also have begun supplying our products to Rentokil International in various countries such as India, Singapore and Hong Kong.

For the year ended December 31, 2021, our largest distributor, Veseris, accounted for approximately 32% of our sales. Our largest three distributors, Veseris, Amazon and Target Specialty Products accounted for approximately 32%, 30% and 21%, respectively of our sales during such time. Our relationship with our distributors is demand driven and the Company is set up within their distribution system as a supplier. There are no contracts in place at this time as the distributors do not require a written agreement. We cannot guarantee that we will be able to generate similar levels of sales from our largest customers in the future. Should one or more of these customers substantially reduce their purchases from us, our results of operations could be materially adversely affected. We anticipate this concentration to continue for the foreseeable future.

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Vendors

The Company uses single supplier relationships for its raw materials purchases and filling capacity due to the unique formulation and components of each product line, which potentially subjects the Company to a concentration of business risk. If these suppliers had operational problems or ceased making product available to the Company, operations could be adversely affected.

The Company had three vendors that accounted for 77% of purchases during the year ended December 31, 2021. Specific concentration for the three vendors were Berje with approximately 40%, Actions & Company 23% and K-1 Packaging, Inc. at approximately 14%.

The Company had two vendors that accounted for 68% of purchases during the year ended December 31, 2020. Specific concentration for the two vendors was Actions & Company 34% and Berje 34%.

If significant suppliers become unable or unwilling to provide inventory in a timely manner, the Company believes that other suppliers are available to provide similar inventory at comparable prices.

Business of Pacific Shore.

Pacific Shore is a Delaware corporation which, through its 99% owned subsidiary, Pacific Shore Holdings, Inc., a California corporation formed in January 2010 (hereinafter, “PSH-CA”), is engaged in the business of product development, distribution, and marketing. On December 31, 2012, Pacific Shore, which prior to this date was an inactive public shell company without material assets or liabilities, consummated the acquisition of PSH-CA, a privately-held company, through a share exchange (the “Business Combination”). The closing of the Business Combination resulted in PSH-CA’s security holders becoming the controlling security holders of Pacific Shore, and PSH-CA becoming a 99% owned subsidiary of Pacific Shore. Pacific Shore had a trading symbol, “PSHR”, which we expect will remain inactive for the foreseeable future. Pacific Shore’s Chairman and Chief Executive Officer, Matthew Mills, is the President, a director, and a principal shareholder of Med-X, Inc.

Pacific Shore manufactures and distributes two 100% natural essential oil products owned by us, Nature-Cide and Malibu-Brands. Our Nature-Cide products have been tested in various regions across the United States and in Asia with positive results by multiple pest control companies, hotel and motel operators, agricultural personnel for various pests, and fire department personnel for snake control. Extensive testing by us and an independent third-party laboratory also indicates that our Nature-Cide products kill or deter a wide variety of pests, including but not limited to bed bugs, ants, fleas, ticks, cockroaches, crickets, and stink bugs, while repelling and or deterring various birds, rodents, and reptiles.

After years of research and development, in February 2014, we became a certified and licensed pest control applicator in California for agricultural commercial pest control. In July 2015, we received our pest control business main license and officially launched as a California licensed pest control company in Los Angeles, California. In 2016, we became licensed to maintain landscaping in residential and commercial settings and we obtained our applicator license, which allows us to provide pest control services for exterior structures and landscape. Our pest management service is growing and is servicing numerous ranch style and upscale homes and properties in Los Angeles and Ventura Counties. Management’s intention is to franchise and or partner with other pest control service companies to offer the services and methods of our Nature-Cide service division as the Nature-Cide brand matures in the pest control, janitorial, transportation, and hospitality arenas. We also plan to increase its service footprint nationally by acquiring other established pest control service businesses that practice Integrated Pest Management protocols, if we have sufficient capital or financing to do so.

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In 2014, as required for sale, we began registering our Nature-Cide products with multiple state Environmental Protection Agency (“EPA”) offices around the country. Our Ready to Use Nature-Cide All-Purpose Insecticide, Flea & Tick Insecticide, and Nature-Cide All-Purpose Commercial Concentrate in one and five-gallon containers for indoor and outdoor professional use were our first products to be registered with state EPA offices in 39 states. In 2016, we registered our Nature-Cide Ready to Use Outdoor insecticide as well as our Pest Management X2 Commercial Concentrate in sixty four ounce one, two and a half, five, and 55 gallons for outdoor professional use. In 2018, Pacific Shore developed and released two new products, the Nature-Cide Insecticidal Dust for indoor and outside use, and Nature-Cide Pest Management Granular, for outdoor use. Both of the products are also in the process of being registered where applicable.

Currently the Nature-Cide products are positioned with national distributors including TSP, VES/UNI and Forshaw. Nature-Cide and its distributors have been able to promote Nature-Cide as a recognizable product line in the pest control industry in multiple states, as well as to promote the brand in social media (i.e. Facebook, Twitter, and LinkedIn). TSP, headquartered in Santa Fe Springs, California has approximately 35 distribution centers nationally, VES/UNI has approximately 30 distribution centers nationally, and Forshaw has 12 locations nationally.

Our Home Spa Shower Spray, which is a 100% natural essential oil aromatherapy spray that gives any shower or bath a spa-like scent, is currently in the development stage and is not for sale yet.  The Home Spa Shower Spray is comprised of four different aromas: eucalyptus, tangerine, grapefruit, and lavender. We are planning development of other products that fit within the Home Spa brand, such as developing a high-end Thermal-Aid pack that will be branded with the Home Spa brand. We are currently in discussions with several entities to distribute this line into hotel spas and health clubs on a national basis, although there can be no assurance that we will reach such arrangements.

We are currently selling Thermal-Aid and the Thermal-Aid Zoo online through various web sites including but not limited to FSAStore.com, Walmrt.com and Amazon.

There is no assurance that the Merger will be successful or profitable for investors.

Thermal-Aid

In addition to developing our own products, we also currently own an exclusive worldwide royalty-free license to sell a patented 100% natural therapeutic heating/cooling treatment pack called Thermal-Aid. Thermal-Aid is a clinically proven microwaveable heat treatment pack that doubles as a cold therapy source to assist with reducing swelling and relieving pain. In a four-month, 96 patient clinical trial, the Thermal-Aid arthritis packs proved to reduce arthritis medications by 20% and it was perceived to have a 35% reduction in pain. During 2014, the entire Thermal-Aid product line, which includes 23 different configurations, became eligible for Flexible Spending Accounts for consumers nationally as well as being eligible for Worker Compensation reimbursement for patients nationally. Our full line of Thermal-Aid products is currently available through the Cardinal Health Distribution network, which includes FSAStore.com, AssuraMed, and Independence Medical. The entire Thermal-Aid line is also being carried by WBC Healthcare Distribution venues, which include Meyer Chiropractic Distribution, Meyer Physical Therapy, Meyer DC, Milliken Medical and Elivate Fitness. The Cardinal Health distribution network, of which AssuraMed and Independence Medical are a part, now also offers all Thermal-Aid products. Our Thermal-Aid Zoo Animals are also available at all California Kroger owned Ralphs Grocery Pharmacy locations as well as Colorado Kroger owned King Soopers locations, Utah Kroger owned City Market locations, and Kroger locations in Georgia, which encompass approximately 376 locations. We continue negotiating with Kroger to place our Thermal-Aid products in all Kroger chains nationally but there can be no assurance that we will reach such an agreement. Cardinal Health carries inventory of Thermal-Aid products in 22 distribution centers throughout the United States. This is in addition to various “As Seen on TV” stores located around the United States. Thermal-Aid has been seen on the Home Shopping Network and on NBC’s ShopHQ. In addition, we continue to run a Thermal-Aid Zoo infomercial in a national television campaign in the “As Seen on TV” category. The Kroger chain continues to invite the Thermal-Aid showcasing team to present the Thermal-Aid line to pharmacists that operate its pharmacy divisions.

Our chairman and founder, Mr. Mills, has licensed two trademarks to the Company on a perpetual royalty free basis that he recently acquired for “Thermal-Aid” and “Nature’s Therapeutic Source.” He also owns two patents related to Thermal-Aid. The first is a patent for a thermal device for applying thermal energy to the body of a person, animal, or other surface utilizing segmented organic filler. The second is for a thermal device and ornamental design for applying thermal energy to the body of a person, animal, or other surface utilizing segmented organic filler that may have the general appearance of a child’s toy or other configuration.. Our chairman and founder Matthew Mills, has granted us an exclusive worldwide royalty-free license in perpetuity to utilize these trademarks and patents to market, distribute, and sell Thermal-Aid, for which he was issued 4,605,337 shares of PSH-CA’s common stock which he subsequently exchanged for shares of our common stock.

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On June 22, 2012, we entered into an exclusive license agreement with Dr. Hyson, d.b.a. Hyson Medical Products, pursuant to which we were granted an exclusive license to utilize three patents currently owned by Dr. Hyson: (1) Device and Method for Treatment of Headache – 5,700,238 (December 23, 1997), (2) Medicated Wrap – 6,313,370 (November 6, 2001), and (3) Medicated Wrap – 7,186,260 (March 6, 2007). We are using the technology and case study covered by these patents to market additional proprietary private label consumer products under our brand to address headache pain relief, both migraine and tension. Dr. Hyson already sells his own line of headache pain relief and medicated wrap products for consumers. We have a license to utilize these patents for any branded products developed by us during the term of the license agreement. For such branded products, Dr. Hyson receives a license fee equal to 5% of net sales made by us of those products. We will own the intellectual property to all of our branded products developed under this license agreement. The initial term of the license agreement is five (5) years with options exercisable for one-year extensions, subject to termination after two (2) years if by then we have not brought a branded product to market. We commercialized this technology within two (2) years by the launch of our Thermal-Aid Headache Relief System.

Mosquito Control Study

In a 2017 study authored by Rui-De Xui and published by the Journal of the Florida Mosquito Control Association, (Vol. 66, 2019), the Nature-Cide All-Purpose Concentrate outperformed all other products in a testing protocol on Aedes albopictus, also known as the Asian Tiger Mosquito. Until recently, only the use of toxic pyrethroids with brand names such as Onslaught (produced by MGK), Cyzmic CS (produced by Control Solutions Inc.), Delta-Gard (produced by Bayer), and others in the respected chemical manufacturing world, have been the only option for barrier sprays in mosquito control world-wide. In light of the suggestion of the published study stating, “the positive results using Nature-Cide as an outdoor residual treatment in this study demonstrates that botanically based formulations are ready to be investigated further and possibly incorporated operationally into mosquito control programs”, the Nature-Cide liquid concentrates are undergoing various toxicity testing as a first step to enable the product to be exported. The concentrated formula is already registered with multiple state EPA offices where required for use and sale. The product is being offered to Vector Control companies available in multiple countries that are requesting importation

The beginning of the third-party Abstract provides: Outdoor residual insecticide applications are useful for preventing or reducing mosquito populations at focal areas. Until recently, they have been the only option for barrier sprays in mosquito control. In this study, which the state undertook on its own initiative in an attempt to deal with the mosquito problem, three pyrethroid (Onslaught, Cyzmic CS, Delta-Gard) and two botanical (Nature-Cide, Essentria IC3) outdoor residual insecticides were comparatively tested at low, mid, and high label rates against adult Aedes albopictus in both laboratory bioassays and field trials in St. Augustine, Florida, from May to August 2017. Bioassays indicated Nature-Cide and Cyzmic CS were the most effective across all three dilution ratios followed by Delta-Gard, Onslaught, and Essentria IC3, respectively. In field trials Nature-Cide and Onslaught were the only products that reduced mosquito abundance at the low rate. However, at the mid-rate Nature-Cide and Onslaught causeda~90% percent reduction of adult female Ae. albopictus in the field, the highest of all tested products. The performance of Delta-Gard (79% reduction in field counts), Essentria IC3 (64%), and Cyzmic CS (36%) in the field were not similar to the laboratory results. The universally high performance of Nature-Cide indicates that mosquito control operations should expand consideration to botanical based insecticides for field operations.

Results from the laboratory bioassays are summarized in Fig. 3. We found significant performance differences among the 5 formulations for both knockdown (F = 11.67, df = 4, 44, P < 0.0001) and mortality (F = 28.39, df = 4, 44, P < 0.0001). Nature-Cide and Cyzmic CS caused the highest knock- down across all three dilution rates with 20-50% knockdown at the low rate, 100% knockdown at mid and high rates, and a mean mortality of ≥ 90% at all rates. Delta- Gard, Onslaught, and Essentria IC3 had 0% knockdown and less than 20% mortality at the low rate. Delta-Gard performed better at mid and high rates than Onslaught and Essentria IC3, with the latter two formulations performing poorly overall.

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Analysis of field collections indicated significantly different performance among the 5 formulations (χ2 = 10148, df = 15, P < 0.0001). Weekly changes in relative abundance of adult Ae. albopictus at field sites are shown in Fig. 4. Unfortunately, we were not able to conduct field trials at the high label rate because of limitations of time. Collections of adult female Ae. albopictus from Nature-Cide and Onslaught treatment sites showed a net reduction of 80% by Week 8 (i.e., 4 weeks post treatment with the low rate). On the other hand, after 4 weeks with the low rate the site treated with Cyzmic had no meaningful change in relative abundance, while sites treated with Delta-Gard and Essentria IC3 had a net increase in Ae. albopictus between 10% and 20%. With mid-rate applications, however, sites treated with Nature-Cide and Onslaught had 90% net reductions in mosquito collections 4 weeks post treatment, compared to Delta-Gard (79% net reduction), Essentria IC3 (64%), and Cyzmic (36%). In the GLM for the week-by-week comparison the treatment used (χ2 = 6554.87, df = 5, P < 0.0001) explained most of the variation, followed by the duration of weeks across the study (χ2 = 3593.13, df = 10, P < 0.0001).

It was surprising to find that Nature-Cide, formulated with clove and cottonseed oil as a multi-purpose insecticide, outperformed all other products in both laboratory (Fig. 3) and field (Fig. 4) trials. In contrast, the other tested botanical product, Essentria IC3, had zero to low effects in laboratory bioassays yet low to moderate efficacy for reducing field populations of Ae. Albopictus, which could imply effects besides toxicity in a field environment.

FIG #3

Figure 3. Average percent 24 h mortality with standard errors of the mean (ANOVA/Tukey HSD at 95% confidence, P < 0.001) of Aedes albopictus (Skuse) for each of five residual spray formulations, Nature-Cide All-Purpose Commercial Concentrate (clove oil, cottonseed oil; 25-100 mL/L), Cyzmic CS (lambda-cyhalothrin; 1.5-3.0 mL/L), DeltaGard (deltamethrin; 2-12 mL/L), Onslaught (fenvalerate; 4-8 mL/L), and Essentria IC3 (Rosemary oil, peppermint oil; 23-47 mL/L) applied at low, mid, and high label rates. Control bioassays produced 0% mortality.

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FIG #4

Figure 4. Field collections of adult Ae. albopictus from 5 sites treated with residual insecticides paired with 5 untreated control sites, with rainfall data (cm) from a centrally located weather station to provide context for patterns of mosquito population change. Each graph includes results from collections for 3 weeks prior to application of the residual treatment that confirmed presence of Ae. albopictus at all treatment and control sites. We initiated experimental treatments at Week 4 with the low rate which, with the exception of Nature-Cide, did not substantially reduce Ae. albopictus abundance. We applied mid-rate treatments at Week 8 resulting in Ae. albopictus reduction at all treatment sites: Nature-Cide and Onslaught (~90% reduction), Delta-Gard (~79%), Essentria IC3 (64%), and Cyzmic CS (~36%). We were not able to conduct field trials at the high label rate because of time limitations.

Pyrethroids are the most commonly used insecticides for adult mosquito control because of low environmental impact, high insecticidal potency, and good mammalian safety profiles (Amoo et al. 2008). However, the Federal, Insecticide, Fungicide, and Rodenticide Act (FIFRA) restricts the frequency that pyrethroids may be applied to the environment for adult mosquito control, spurring demand for research emphasizing green chemistry. The Environmental Protection Agency (EPA) allows minimum risk pesticides to be exempt from FIFRA (40 C.F.R. §152.25 2015). Therefore, exempt pesticides containing for example the botanical ingredients described above can be applied more frequently than FIFRA labeled products. This intrinsically appeals to mosquito control programs when treatments need frequent reapplication, for example during significant mosquito outbreaks or when mitigating arbovirus transmission. Furthermore, exempt pesticides could provide different chemical classes for mosquito control programs, potentially reducing the risks of both resistance and environmental impact.

Dr. Xue and his team concluded the study stating that “The positive results using Nature-Cide as an outdoor residual treatment in this study demonstrate that botanically based formulations are ready to be investigated further and possibly incorporated operationally into mosquito control programs.”

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The scope of testing for efficacy and toxicity of the Company’s new mosquito control product depends on the jurisdiction for which it is sold and intended to be used. The Company is currently supplying Nature-Cide products to Target Specialty Products and Veseris / Univar Solutions which supply a number of United States based pest control companies. Some of these companies also currently handle Mosquito Vector Control. The Company also exports the Nature-Cide All-Purpose concentrate to Rentokil Initial in Mumbai, India and Macau, China, for various uses, which also includes Mosquito Vector Control. In these particular countries the Nature-Cide product can be shipped as is, without toxicity testing. Countries such as South Africa, Mexico and Peru for example, require testing for Acute Oral Toxicity, Acute Dermal Toxicity, Acute Inhalation Toxicity, Acute Eye Irritation, and Acute Dermal Irritation. These tests have just been completed by the Company. Some countries have more restrictions than others such as Canada and Hong Kong, which both also require Environmental Impact Testing and Aquatic Sea Life Testing which the Company plans to complete in the future.

Agreement with the Dalmore Group

In March 2021, we entered into an engagement agreement with the Dalmore Group, LLC (“Dalmore”).  Pursuant to the agreement, Dalmore is to provide certain services in connection with our Regulation A+ offerings.  Pursuant to the agreement, we paid Dalmore a fee equal to 100 basis points on the aggregate amount raised by the Company in the Regulation A+ offering and 7% commission on investors that were specifically introduced by Dalmore to the Company. We also paid Dalmore a one-time consulting fee of $20,000 and $5,000 for out-of-pocket expenses. To date we have paid Dalmore no commissions.

Competition

The sale of insecticides and other products for business and consumer customers, and the sale of cannabis are intensely competitive. We expect competition to intensify further in the future. Barriers to entry are relatively low. Current and new competitors can launch new products and can compete in the marketplace. We currently compete or potentially will compete with a number of other companies such as Bayer, Ecolabs, Envincio and Essentra, whose numbers will increase in the future, many of which are larger and possess greater human and capital resources than us, and already have well-established brand recognition. We face competition for readers and advertisers for our online news service. Nature-Cide will encounter intense competition from other all-natural and chemical-based pesticides that have been on the market for years, including those designed for the agricultural markets such as cannabis cultivators. We face competition from larger well-established cannabis growers and other industry participants that have greater financial and managerial resources, more experience in developing effective growing, branding and marketing techniques, and have greater name recognition than Med-X. Competitors are already researching and developing cannabis compounds for medicinal use, which are offered for sale in gel cap and other forms in legal jurisdictions. In addition, we are faced with formidable challenges in obtaining legal permits to grow and sell cannabis in the State of California. Management believes we can compete effectively, but we cannot assure that competition will not impair the maintenance and growth of our planned businesses.

Government Regulation

 We are  subject to government regulations in the conduct of its business which tend to increase costs and potentially have a material adverse impact on our operating results, financial condition and business performance, including but not limited to (1) employment laws generally applicable to all businesses, including laws covering wages, working conditions, health, safety, working hours and similar matters, (2) laws designed to protect the environment, including those applicable to farming operations, (3) laws enforced by the Federal Trade Commission (FTC) and equivalent state agencies governing advertising and representations made by businesses, (4) laws enforced by the FDA which govern safety and claims made with respect to food and other products consumed by the public, and (5) laws enforced by the Drug Enforcement Agency (“DEA”) relating to possession, consumption, production, transport and sale of controlled substances such as cannabis. Compliance with laws, rules and regulations applicable to conducting commerce on the Internet is also a challenge for the Company. See “Risk Factors - Our business is subject to various government regulations.”

Below is a discussion of the federal and state-level U.S. regulatory regimes in those jurisdictions where we may become involved, through our subsidiaries, in the cannabis industry. The Company anticipates that it may be directly engaged in the manufacture, possession, sale, and distribution of cannabis in the adult-use cannabis marketplace in the State of California.

The United States federal government regulates drugs in large part through the CSA. Marijuana, which is a form of cannabis, is classified as a Schedule I controlled substance. As a Schedule I controlled substance, the DEA considers marijuana to have a high potential for abuse. Three is no currently accepted medical use in treatment in the United States  nor an accepted safety for use of the drug under medical supervision. The federal government classifies cannabis having a THC concentration of  greater than 0.3% as marijuana. Cannabis with a THC concentration below 0.3% is classified as hemp.

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The scheduling of marijuana as a Schedule I controlled substance is inconsistent with what we believe to be widely accepted medical and recreational uses for marijuana by physicians, researchers, patients, and consumers. Moreover, as of February 4, 2021 and despite the clear conflict with  federal law, at least 36 states and the District of Columbia have legalized marijuana for medical use, although Mississippi’s medical cannabis legalization measure is under challenge. Fifteen of those states and the District of Columbia have legalized the adult-use of cannabis for recreational purposes, although South Dakota’s adult-use measure is also subject to potential challenge. In November 2020, voters in Arizona, Montana, New Jersey, and South Dakota voted by referendum to legalize marijuana for adult use, and voters in Mississippi and South Dakota voted to legalized marijuana for medical use.

Unlike in Canada, which uniformly regulates the cultivation, distribution, sale, and possession of marijuana at the federal level under its Cannabis Act ,  marijuana is largely regulated at the state level in the United States. Although certain states and territories of the United States authorize medical or adult-use marijuana production and distribution by licensed or registered entities, under the CSA, the possession, use, cultivation, and transfer of marijuana and any related drug paraphernalia is illegal. Although our activities are compliant with the applicable state and local laws in the states in which we plan to operate, strict compliance with state and local laws with respect to cannabis may neither absolve us of liability under United States federal law nor provide a defense to any federal criminal action that may be brought against us.

In 2013, as more and more states began to legalize medical and/or adult-use marijuana, the federal government attempted to provide clarity on the incongruity between federal law and these state-legal regulatory frameworks. Until 2018, the federal government provided guidance to federal agencies and banking institutions through a series of DOJ memoranda. The most notable of this guidance came in the form of a memorandum issued by former U.S. Deputy Attorney General James Cole on August 29, 2013 (the “Cole Memorandum”). The Cole Memorandum offered guidance to federal agencies on how to prioritize civil enforcement, criminal investigations and prosecutions regarding marijuana in all states and quickly set a standard for marijuana-related businesses to comply with. The Cole Memorandum put forth eight prosecution priorities:

1.	Preventing the distribution of marijuana to minors;

2.	Preventing revenue from the sale of marijuana from going to criminal enterprises, gangs and cartels;

3.	Preventing the diversion of marijuana from states where it is legal under state law in some form to other states;

4.	Preventing the state-authorized marijuana activity from being used as a cover or pretext for the trafficking of other illegal drugs or other illegal activity;

5.	Preventing violence and the use of firearms in the cultivation and distribution of marijuana;

6.	Preventing drugged driving and the exacerbation of other adverse public health consequences associated with marijuana use;

7.	Preventing the growing of marijuana on public lands and the attendant public safety and environmental dangers posed by marijuana production on public lands; and

8.	Preventing marijuana possession or use on federal property.

On January 4, 2018, former U.S. Attorney General Sessions rescinded the Cole Memorandum by issuing a new memorandum to all United States Attorneys (the “Sessions Memo”). Rather than establishing national enforcement priorities particular to marijuana-related crimes in jurisdictions where certain marijuana activity was legal under state law, the Sessions Memo simply rescinded the Cole Memorandum and instructed that “[i]n deciding which marijuana activities to prosecute... with the [DOJ’s] finite resources, prosecutors should follow the well-established principles that govern all federal prosecutions.” Namely, these include the seriousness of the offense, history of criminal activity, deterrent effect of prosecution, the interests of victims, and other principles.”

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President Biden’s Attorney General, Merrick Garland, was confirmed by the United States Senate on March 10, 2021. It is not yet known whether the DOJ under President Biden and Attorney General Garland will re-adopt the Cole Memorandum or announce a substantive marijuana enforcement policy. Attorney General Garland indicated at a confirmation hearing before the United States Senate that it did not seem to him to be a useful use of limited resources to pursue prosecutions in states that have legalized and that are regulating the use of marijuana, either medically or otherwise.

Nonetheless, there is no guarantee that state laws legalizing and regulating the sale and use of marijuana will not be repealed or overturned, or that local governmental authorities will not limit the applicability of state laws within their respective jurisdictions. Unless and until the United States Congress amends the CSA with respect to marijuana (and as to the timing or scope of any such potential amendments there can be no assurance), there is a risk that federal authorities may enforce current federal law. Currently, in the absence of uniform federal guidance, as had been established by the Cole Memorandum, enforcement priorities are determined by respective United States Attorneys.

In order to participate in either the medical or recreational sides of the marijuana industry in California and elsewhere, all businesses and employees must obtain badges and licenses from the state and, for businesses, local jurisdictions. California became the first state to allow medicinal cannabis use when voters passed the Compassionate Use Act in 1996. Today, cannabis is legal in California for both medicinal and adult (recreational) use.

Relevant California Statutes

The main statute for cannabis businesses in California is in the Business and Professions Code. It is called the Medicinal and Adult Use Cannabis Regulation and Safety Act (“MAUCRSA”). MAUCRSA sets up a basic framework for licensing, oversight and enforcement related to cannabis businesses.

Relevant California Regulations

The California Department of Cannabis Control makes regulations for cannabis businesses. These regulations specify:

•         License application procedures;

•         Rules for running a cannabis business;

•         What can and cannot be made into a cannabis product, and what ingredients can and cannot be used;

•         Packaging requirements to prevent contamination and to inform consumers about what’s inside;

•         The testing that each product must pass before it can be sold; and

•         Enforcement actions that may be taken if a business is not following the rules.

Equity Ordinances in California

Some cities and counties in California have ordinances for equity programs to help people negatively affected by the federal ”war on drugs” policies from the 1970s and create a more inclusive marketplace. Each ordinance supports equity applicants in different ways, such as:

•         Faster application processes;

•         Assistance during the licensing process;

•         Help with operating your business; and

•         Direct financial support

Laws and regulations affecting the adult-use marijuana industry are constantly changing, which could detrimentally affect our proposed operations. Local, state, and federal adult-use marijuana laws and regulations are broad in scope and subject to evolving interpretations, which could require us to incur substantial costs associated with compliance or alter our business plan. In addition, violations of these laws, or allegations of such violations, could disrupt our business and result in a material adverse effect on our operations. It is also possible that regulations may be enacted in the future that will be directly applicable to our business. These ever-changing regulations could even affect federal tax policies that may make it difficult to claim tax deductions on our returns. We cannot predict the nature of any future laws, regulations, interpretations, or applications, nor can we determine what effect additional governmental regulations or administrative policies and procedures, when and if promulgated, could have on our business.

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In 2014, the United States House of Representatives passed an amendment (the “Rohrabacher-Blumenauer Amendment”) to the Commerce, Justice, Science, and Related Agencies Appropriations Bill, which funds DOJ. The Rohrabacher-Blumenauer Amendment prohibits the DOJ from using funds to prevent states with medical cannabis laws from implementing such laws. In August 2016, the Ninth Circuit Court of Appeals ruled in United States v. McIntosh that the Rohrabacher-Blumenauer Amendment bars the DOJ from spending funds on the prosecution of conduct that is allowed by state legislation titled the Compassionate Access, Research Expansion, and Respect States Act (the “CARERS Act”) was introduced, proposing to allow states to regulate the medical use of cannabis by changing applicable federal law, including by reclassifying cannabis under the Controlled Substances Act to a Schedule II controlled substance and thereby changing the plant from a federally-criminalized substance to one that has recognized medical issues. More recently, the Respect State Marijuana Laws Act of 2017 has been introduced in the U.S. House of Representatives, which proposes to exclude persons who produce, possess, distribute, dispense, administer or deliver marijuana in compliance with state laws from the regulatory controls and administrative, civil and criminal penalties of the CSA. These developments previously were met with a certain amount of optimism in the cannabis industry, but, as of the date of the filing of this registration statement of which this prospectus is a part, (i) neither the CARERS Act nor the Respect State Marijuana Laws Act of 2017 have yet been adopted, and (ii) the Rohrabacher-Blumenauer Amendment, being an amendment to an appropriations Bill that must be renewed annually, has not currently been renewed beyond February 18, 2022.

Employees

As of December 31, 2021, we had fourteen (14) full-time employees, five of whom are executive officers of Med-X. We plan to actively hire employees at such time as we have sufficient capital or financing to fund the expanded launch of its business plan.

Property

Effective October 15, 2020, Pacific Shore along with Med-X entered into the 1st Amendment to the Lease of 8236 Remmet Avenue Canoga Park, CA 91304 in order to extend the term of the lease for an additional five years, or until October 14, 2025. The facility is approximately 30,000 square feet of which Med-X currently occupies approximately 2,500 square feet of office space. Pacific Shore leases that space from an unaffiliated landlord pursuant to a five-year commercial lease that was renewed for an additional five years in October 2020 in an arms-length transaction (See Note 5 to the financial statements). We pay $23,950.50 a month for rent for this facility. We also occupy a 600 square foot indoor cannabis cultivation research facility in Los Angeles County, California, that we lease from our Mr. Mills at no cost (except for payment of utility costs) on a five-year term. We are not currently cultivating cannabis at the facility. We plan to conduct research and development associated with the cannabis compound identification and extraction operation at this facility at a later time when it is federally legal to do so. Our product development team is currently positioning for hemp cultivation, now that the passage of the federal Farm Bill has recently legalized hemp production in the United States.

Seasonality

Our operations may be materially affected by seasonality for outdoor cultivation operations. Nature-Cide is likely to have high sales volumes during the spring and summer months when insects and pests are more likely to be present and agricultural operations are at their peak. Lower sales volumes may be experienced at other times during the year. The Company’s planned cannabis and hemp cultivation operations along with sales and operations in general are not expected to be materially affected by seasonality, as we plan to grow, harvest and sell cultivated cannabis on a year-round basis utilizing indoor techniques including greenhouses for a portion of the farming. Our outdoor cannabis production may, however, be adversely affected by weather conditions such as cold or excessively warm temperatures and excess wetness or drought, to the extent that our crops are grown outdoors and not in the controlled environmental conditions of greenhouses.

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Credit Facility

On November 27, 2012, PSH entered the Loan Agreement the Note with Crestmark for a $1,500,000 bank loan. The Note has an annual interest of 2% in excess of the prime reported by the Wall Street Journal, provided at any given time the interest rate shall not be less than 5.25% per annum. Pursuant to the Loan Agreement, PSH granted Crestmark a security interest in all of its assets, including goods, inventory, equipment, and deposit accounts.  In connection with the Loan Agreement the Guaranty was provided by the Guarantor for the performance of the obligations under the Loan Agreement by PSH including the payment of the Loan and any accrued interest therein. Pursuant to the Guaranty and the Loan Agreement, on November 27, 2012 PSH and Crestmark entered into the Security Agreement, providing Crestmark with a continuing security interest over Guarantor’s personal property including, (a) accounts; (b) goods; (c) inventory; (d) equipment; (e) chattel paper; (f) instruments, including promissory notes; (g) investment property; (h) documents; (i) deposit accounts; (j) commercial tort claims specifically identified by Crestmark; (k) money (I) letter of credit rights; (m) general intangibles; (n) supporting obligations; and (o) to the extent not listed above as original collateral, all proceeds and products of the foregoing. As of December 31, 2021, the amount outstanding under the Loan was $14,642.

Corporate Information

We were formed in February 2014 in Nevada.  Our subsidiaries consist of Pacific Shore Holdings, Inc., a Delaware corporation, and Pacific Shore Holdings, Inc., a California corporation. Our executive offices are located at 8236 Remmet Avenue, Canoga Park, California 91304 and our telephone number is (818) 349-2870. Our website address is www.MEDX-RX.com.   Information contained on, or accessible through, our website is not a part of this prospectus or the registration statement of which it forms a part.

Legal Proceedings

We were previously subject to a temporary suspension from the SEC and Cease and Desist orders from two state agencies.

                On November 3, 2015, we were declared qualified by the SEC for our proposed crowdfunding offering of common stock under the revised SEC Regulation A+ rules.  After amending the proposed crowdfunding offering, we were requalified by the SEC in February 2016 and then launched our Regulation A+ offering.  While conducting this offering, we have been subject to the SEC reporting requirements under these regulations.  We miscalculated our initial requirements for filing an annual Form 1-K report based on this 2016 requalification date and not the original date.  On September 2, 2016, we received notice from the SEC that we had failed to meet the Form 1-K deadline of April 30, 2016.  On the next business day, September 6, 2016 we notified the SEC of the mistake and that we would get the report filed as fast as possible which we anticipated to be two to three weeks, as the SEC estimates that the preparation of a Form 1-K reports require approximately 600 hours to complete.  We filed the Form 1-K report on September 19, 2016.  Unfortunately, the SEC had issued a temporary suspension order on September 16, 2016 which we did not receive until after our 1-K filing.  As such, we then terminated the offering and requested that the SEC lift the temporary suspension.

Despite filing the report, the SEC decided not to lift the temporary suspension and instead pursued an administrative proceeding to make the suspension of our Regulation A+ offering permanent due to (i) the late filing and (ii) the fact that shares were sold pursuant to the qualified offering during the period when the filing was delinquent.  We opposed the SEC’s request for a permanent suspension and sought to vacate the temporary order via an administrative proceeding before an SEC Administrative Law Judge Jason S. Patil.  Hearings on the matter were held on January 10, 2017 and January 25, 2017 and post-hearing briefing was submitted thereafter.  On May 8, 2017, Judge Patil found in favor of Med-X, granting Med-X’s request to vacate the temporary order and denying the SEC’s request for a permanent suspension.  The SEC declined to appeal the decision and thereafter issued an order , dated August 24, 2017, declaring Judge Patil’s Decision final and effective.

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Since five years have passed since the violation and there is no pending or active case, we are no longer subject to any further enforcement action for this inadvertent failure to timely file the Form 1-K.  But since we are still currently offering shares via the Regulation A+ crowdfunding exemption, we must still abide by the SEC Regulation A+ filing rules.  This past inadvertent failure to timely file a Form 1-K may be taken into account in any potential future actions alleging violations of SEC rules.

In addition to SEC regulations, while selling our common stock we are also subject to the rules and regulations of state agencies which regulate sales of securities in their states.  In the past, our company, officers and a subsidiary have been notified of alleged state securities violations as described in detail below.

                                2011 Settlement with the Pennsylvania Securities Commission

                In July 2011, the Pennsylvania Securities Commission issued a Summary Order to Cease and Desist (the “Summary Order”) against Pacific Shore and Mr. Mills. The Summary Order directed respondents to cease from making telephone solicitations to persons with whom they did not have a pre-existing business relationship. Mr. Mills denied making any such calls or knowing of or instructing such calls to be made.  We achieved a monetary settlement of $5,000 with the Pennsylvania Securities Commission which resulted in the Summary Order being rescinded on November 22, 2011.

                                2013 Order from California Department of Business Oversight

On August 7, 2013, the California Department of Business Oversight (the “DBO”) issued a Desist and Refrain Order (the “DBO Order”) against Pacific Shore and Mr. Mills. The DBO Order asserted that in June 2011, the respondents had offered shares from the State of California by calling a person with whom they did not have a pre-existing relationship.  Respondents believe that this DBO Order stems from the same call as the Pennsylvania Summary Order which was rescinded. The DBO Order stated that the respondents were to desist and refrain from further offer or sale of securities in the State of California until qualification is made or unless the offer and sale are exempt from qualification. In September 2013 Pacific Shore and Mills filed for a hearing to appeal the DBO Order.  In October 2013 Pacific Shores filed a new 506(c) offering enabled through the Jobs Act, which now permits such offering participants to generally solicit without a pre-existing relationship.  As such, as a matter of law, Pacific Shore had come into compliance with the Order. Consequently, the DBO and respondents moved to drop the appeal hearing and removed the matter from the administrative court calendar as no further enforcement or defense was necessary.

2017 Settlement Agreement with the California Department of Business Oversight

                In May 2017, the Company was verbally informed by the DBO that a former employee of the Company, Arthur Avanesov, had been the subject of a Desist and Refrain Order by the DBO in July 2010 (the “Order”). We had no knowledge of the Order when we hired him on April 1, 2015. Thus, the Company did not have knowledge of Mr. Avanesov’s past hearing decision or final order.

                Initially, the DBO requested that we consent to an order covering the omission of Mr. Avanesov’s Order in our disclosure documents. We declined because we did not believe it was legally required (he was not an officer or director), we were unaware of the Order, and we could demonstrate reasonable care in conducting our due diligence of Mr. Avanesov.  We also refused to consent to any adverse order by the DBO because we did not want to risk triggering SEC disqualification from the exemptions under Regulation A+ or Regulation D for being deemed a “bad actor” pursuant to Rules 262 and 506 under these regulations.

                The Company and the DBO continued to discuss the merits of the matter. The DBO eventually indicated it was not their intent to trigger any “bad actor” disqualification, and that litigating the matter would be time-consuming, costly and uncertain given the facts we had presented. No formal case or complaint was ever filed.  Instead, on September 4, 2017, a voluntary settlement agreement (the “Settlement Agreement”) was entered into by the Company, its officers and directors and the DBO, avoiding any order being issued by the DBO.  In the Settlement Agreement, the Company agreed not to violate Section 25401 of the California Corporations Code, which governs disclosures in selling securities within California. The Settlement Agreement became effective on September 6, 2017 when it was signed by the DBO Commissioner.

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ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis summarizes the significant factors affecting our consolidated operating results, financial condition, liquidity and cash flows as of and for the periods presented below. The following discussion and analysis should be read in conjunction with our consolidated financial statements and the related notes thereto included elsewhere in this prospectus. The discussion contains forward-looking statements that are based on the beliefs of management, as well as assumptions made by, and information currently available to, our management. Actual results could differ materially from those discussed in or implied by forward-looking statements as a result of various factors, including those discussed below and elsewhere in this prospectus, particularly in the sections titled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements”.

Overview

We are a Nevada corporation formed in February 2014 engaged in the business of product development, distribution, and marketing. On April 16, 2018, we completed the Merger with Pacific Shore Holdings, Inc. (“PSH” or “Pacific Shore”), pursuant to which PSH became our 99% owned  subsidiary, on April 16, 2018. We have developed a series of proprietary natural “green” branded products under division names Nature-Cide®, Thermal-Aid®, Home Spa™ and Malibu Brands. Nature-Cide® products are all-natural essential oil blends of indoor and outdoor pesticide/insecticide/repellent developed for multiple industries, including professional pest control, janitorial, hospitality, transportation and agriculture, as well as the Cannabis cultivation industry. Thermal-Aid®, Thermal-Aid Zoo® and the Thermal-Aid Headache Relief System® are 100% natural heating/cooling pain and physical therapy products for painful ailments affecting adults, children and animals. Nature-Cide® and Thermal-Aid® are distributed through ecommerce platforms and through national distribution outlets positioned around the United States. Home Spa Shower Sprays are essential oil-based products distributed through various ecommerce platforms. Malibu Brands are all-natural essential oils, including Hemp and CBD oil products, designed for various ailments and are still in the development stage. We also operate the MJT Network® through the Company’s online media platform, www.marijuanatimes.org, which publishes high quality media content regarding Cannabis to generate revenue from advertisers and traffic optimizing venues. The network includes smart phone and tablet applications and also publishes a daily news video through social and news applications. Med-X also plans, to the extent it is legal to do so, to cultivate high quality custom-bred Cannabis for the medical market to treat such aliments as pain, sleep deprivation, appetite disorders, and neurological pathologies or their symptoms.

We have created the National Investor Network, which is an ever-evolving platform, at www.nationalinvestornetwork.com. The National Investor Network is a membership based digital platform that is designed to offer its members highly curated business news content. Each member controls their own news feed based on the companies or industry categories they chose. The platform is built on a robust database that will allow for the tracking of member behavior giving the system the tools it needs to recommend marketing strategies in proprietary ways. Member profiles are then curated and scored as potential leads. The platform gives other companies in the equity crowdfunding or stock trading space the opportunity to publish their own content in the hopes of driving traffic or raising awareness of their company or crowdfunding initiatives. This acts as a marketing tool for other companies that are looking to be recognized as a company raising capital using the exemptions promulgated under the Jobs Act which permit crowdfunding. We later expect to also assist in marketing various companies with targeted campaigns inside the National Investor Network platform to certain members as a service. In exchange for these services, we hope to generate revenue and small percentages of equity in each company with the hope that more exposure will help them with their equity crowdfunding efforts. Our media division, the MJT Network, could be profitable if and to the extent that the revenue from advertisers, sponsors, product sales and service fees exceeds the cost of the content (expected to be writers’ and content licensing fees) and products offered for online sale.  We do not anticipate stocking an inventory of third-party products for sale, rather, we expect to fill orders on a real time basis directly from third party fulfillment sources.

Besides supplying Nature-Cide products to pest control, hospitality, janitorial and agricultural industries, Med-X also plans to supply proprietary and non-proprietary products, including Nature-Cide insecticides, pesticides, granular and soil blends to legally operating Cannabis agricultural operators. As these core businesses evolve, and it becomes legal to do so, we will seek to develop and monetize techniques for the recognition and extraction of Cannabis compounds for the medical industry.

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We plan to supply products to the agricultural and supply industries, including Nature-Cide® brands such as Nature-Cide’s® Pest Management and All-Purpose formulations, which were licensed to Med-X in perpetuity in 2014 and 2015. We also plan to do the same with our Nature-Cide special insecticidal soil, for which Med-X and Matthew Mills were recently issued a Patent. Nature-Cide® is a proprietary all-natural essential oil insecticide/miticide/nematicide that repels and kills a wide variety of pests, including insects that are commonly known to damage Cannabis crops. Nature-Cide® is owned, manufactured and distributed by PSH.

If and only when its legally permitted to do so, our planned compound identification and extraction research and development operation will be conducted primarily at our existing 600 square foot indoor cultivation center in Los Angeles County, California, where controlled quantities of high quality Cannabis were being grown, harvested and stored for research and medical use in 2015 and early 2016, to the extent permitted by California law.  The fundamental premise of the operation is to make Cannabis oil from the plant, extract a variety of medicinal compounds from the oil, especially the non-tetrahydrocannabinol Cannabidiol (“CBD”) compounds found in Cannabis and, when seeking supplements for pain management and relief, also tetrahydrocannabinol (“THC”) compounds, testing the efficacy of the supplement prototypes, and producing, marketing and selling natural supplements containing these compounds.  We have purchased and utilized special equipment designed to facilitate the compound identification and extraction process.  Preliminary research in the industry indicates that CBD-based compounds from Cannabis may be effective in treating the symptoms of certain neurological pathologies, but there is much additional research needed to reliably commercialize CBDs for medical purposes. There is no assurance that the Company will be successful in making or selling any medicinal supplements from the CBD or THC compounds identified and extracted by it.

The Company may acquire sufficient indoor and outdoor farm property in California to grow, harvest and sell high quality, custom-bred Cannabis for the California medical and recreational markets, for compound identification and extraction, and for other markets that become legally available to the Company in the future as a California grower.

Our primary sources of revenue are expected to be revenue from Nature-Cide, Thermal-Aid Malibu Brands products and The Marijuana Times advertising dollars generated from content published on our media outlet, www.marijuanatimes.org, as well as through the sale of industry related merchandise.  Currently the significant revenue is generated through Nature-Cide and Thermal-Aid. While Malibu Brands is growing steadily since its launch in the second half of 2021 while The MJT Network is immaterial as part of the whole revenue picture. During 2021, Nature-Cide accounted for approximately 58% of our revenue, Thermal-Aid accounted for approximately 41% of our revenue and Malibu Brands and The MJT Network combined accounted for the remaining 2%. Nature-Cide generates its revenue mostly through direct sales to distributors, both domestically and internationally, while Thermal-Aid generates revenue through distribution channels while continuing to increase its sales activity via ecommerce channels.

 Management also believes that substantial revenue can be earned from the online sale of Nature-Cide® and other proprietary products and services to medicinal use patients who are engaged in legal Cannabis cultivation as well as the Cannabis agricultural business, including indoor greenhouse operations. We may also earn revenue from providing consulting services to other Cannabis industry participants. In the long run, revenue is anticipated from our ongoing product sales as well as planned Cannabis compound identification and extraction system and our planned Cannabis products, assuming it is legal to do so and our research and development of those planned products and services are successful. No revenue is expected from the sale of Cannabis or medicinal Cannabis compounds for medical or recreational use until such sale is legal. Management believes it will eventually see revenue from growing, harvesting and selling high quality, custom-bred Cannabis for the California medical and recreational Cannabis markets.  As a California grower, we will approach other markets that become legally available to it in the future, if any.

Our operational expenditures are primarily related to development of The Marijuana Times platform, marketing costs associated with getting users to join our network and engage with other users, and the costs related to being a fully reporting company with the SEC. Since its inception in 2015, The Marijuana Times has built a growing network of users. This growth has been aided by the growing use of mobile applications and the popularity of the Cannabis legalization movement among young adults.

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Results of Operations

For the Years Ended December 31, 2021 and December 31, 2020

Revenue. Revenue for the year ended December 31, 2021 was $1,010,431 compared to $1,033,750 for the year ended December 31, 2020. The decrease in revenue of $23,319 is mainly attributable to an increase in sales of our Thermal-Aid and Malibu Brands product lines offset by a decrease in sales of our Nature-Cide product lines. Thermal-Aid product line grew due to a significant increase in its eCommerce salles activity through the Amazon Seller portal. Malibu Brands revenue increased as the product was being offered online beginning at the end of Q3 and during Q4.Nature-Cide revenue decreased due to a slight decline in volume. Costs of goods sold were $879,662 and $870,539, respectively in the years ended December 31, 2021 and 2020.

As of December 31, 2021, the Company’s trade accounts receivable was $28,616 from 77 distributors and customers. For the year ended December 31, 2021 the Company received 45% of its revenue from two distributors; specifically 25% from Veseris and 20% from Target Specialty Products.

As of December 31, 2020, the Company’s trade accounts receivable was $150,929 from 66 distributors and customers. For the year ended December 31, 2020 the Company received 63% of its revenue from three distributors; specifically 26% from Target Specialty Products, 19% from RGH and 18% from Veseris.

Operating Expenses. Operating expenses for the year ended December 31, 2021 were $5,359,437 compared to $3,694,511 for the year ended December 31, 2020. The increase in operating expenses is attributable mainly to a increase in professional fees, personnel related expenses increasing as salary returned to pre-COVID levels were  and an increase related to the issuance of shares for consulting services.

Other Income/(Expense). Other income for the year ended December 31, 2021 was comprised of forgiveness of the Protection Payroll Plan Loan (the “PPP” Loan) of $295,000, forgiveness of the Economic Injury Disaster Loan advance (the “EIDL Advance”) of $10,000, gain on sale of an asset for $14,605 and interest income of $1,631. For the year ended December 31, 2020 interest expense was $9,731.

Net Loss. Net loss for the year ended December 31, 2021 was $4907,432 compared to $3,541,031 for the year ended December 31, 2020. This increase in net loss is due to an increase in operating expenses which is attributable mainly to an increase in professional fees, personnel related expenses and an increase related to the issuance of shares for consulting services. Currently operating costs exceed revenue due to revenue growing at a slower pace than anticipated. We cannot assure when or if revenue will exceed operating costs.

Liquidity and Capital Resources

We had cash and equivalents of $1,367,366 at December 31, 2021 and $752,823 at December 31, 2020, the increase of which is primarily from the proceeds of capital raised by the Company’s second Regulation A+ Offering of common stock which commenced in August 2019 and the Company’s private placement of common stock pursuant to Rule 506(c) of the Securities Act.

During the year ended December 31, 2021, we used $4,414,011 of cash for operating activities. A portion of the funds was used to pay general and administrative costs, professional fees and sales and marketing activities. During the year ended December 31, 2020, we used $3,301,666 of cash for operating activities. A large portion of the funds was used to pay general and administrative costs, professional fees and support of significant sales and marketing activities.

Cash provided by financing activities during the year ended December 31, 2021 was $5,030,221. Of this amount, $5,142,255 was related to the issuance of shares of common stock, repayment of principal on debt was $87,554, and the purchase of shares sold by an executive officer was $24,480. Cash provided by financing activities during the year ended December 31, 2020 was $3,833,302. Cash provided by financing activities from the issuance of shares of common stock during the year ended December 31, 2020 was $3,543,421, proceeds from debt were $305,000, repayment of principal on debt was $60,394, cash received in relation to a promissory note was $62,106 and the purchase of shares sold by an executive officer was $16,831. Since our inception, our capital needs have primarily been funded from net proceeds from private placements.

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Cash used in investing activities was $1,667 and $3,796 in the years ended December 31, 2021 and 2020, respectively.

We will have additional capital requirements during the remainder of 2022 and 2023. We do not expect to be able to satisfy our cash requirements through sales of the Nature-Cide and Thermal-Aid product lines as well as digital media advertising, and therefore we will attempt to raise additional capital through the sale of our common stock. Should we be successful, we believe that the proceeds from a future offering may be sufficient to fund our operations for at least the next 18 months.

On November 27, 2012, PSH entered into a Loan and Security Agreement (the “Loan Agreement”) and a promissory note (the “Note”) with Crestmark Bank (“Crestmark”) for a $1,500,000 bank loan (the “Loan”). The Note has an annual interest of 2% in excess of the prime reported by the Wall Street Journal, provided at any given time the interest rate shall not be less than 5.25% per annum. Pursuant to the Loan Agreement, PSH granted Crestmark a security interest in all of its assets, including goods, inventory, equipment, and deposit accounts.  In connection with the Loan Agreement, an irrevocable personal guaranty (the “Guaranty”) was provided by Matthew Mills (the “Guarantor”) for the performance of the obligations under the Loan Agreement by PSH including the payment of the Loan and any accrued interest therein. Pursuant to the Guaranty and the Loan Agreement, on November 27, 2012 PSH entered into a security agreement with Crestmark (the “Security Agreement”), providing Crestmark with a continuing security interest over Guarantor’s personal property including, (a) accounts; (b) goods; (c) inventory; (d) equipment; (e) chattel paper; (f) instruments, including promissory notes; (g) investment property; (h) documents; (i) deposit accounts; (j) commercial tort claims specifically identified by Crestmark; (k) money (I) letter of credit rights; (m) general intangibles; (n) supporting obligations; and (o) to the extent not listed above as original collateral, all proceeds and products of the foregoing. As of December 31, 2021, the Company had an outstanding balance of $14,642 under the Loan.

Without the proceeds from proposed additional offerings, we cannot be sure that we will have sufficient capital to finance our growth and business operations or that such capital will be available on terms that are favorable to us or at all. We are currently incurring operating deficits that are expected to continue for the foreseeable future.

Critical Accounting Policies

Revenue Recognition

The Company accounts for revenue in accordance with Accounting Standards Updated ("ASU") ASU 2014-09 Revenue from Contracts with Customers and all subsequent amendments to the ASU (collectively, "ASC 606"). The Company recognizes revenue in accordance with ASC 606, the core principle of which is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to receive in exchange for those goods or services. To achieve this core principle, five basic criteria must be met before revenue can be recognized: (1) identify the contract with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to performance obligations in the contract; and (5) recognize revenue when or as the Company satisfies a performance obligation.

In each of the years ended December 31, 2021 and 2020, the Company generated revenues from selling its products to customers and distributors using (i) the Amazon eCommerce portal; (ii) its owned and operated eCommerce website; (iii) third party distributors; and, (iv) on occasion, direct to end user. The Company considers its performance obligations satisfied upon receipt of payment from the customer when the customer is the end user (sales generated on our eCommerce website and eCommerce reseller portals or direct to end user), and upon issuance of an invoice to our distribution partners; and upon shipment and/or delivery of the purchased products to the customer, with respect to sales processed online, or shipment of the product for sales made to distributors or direct to end user.  Returns of products from customer purchases using the Amazon resale portal are refunded by Amazon to the customer and products are returned to the Company’s warehouse inventory with no restocking fees incurred by the customer. The Company evaluates returns from customers purchasing product using its eCommerce site on a case by case basis and generally will issue replacement product in the limited cases of product returns.  Returns by distributors or direct to end user customers are also reviewed on a case by case basis for product replacement if the Company determines it is warranted.  The Company has no policy requiring cash refunds.  Revenue also includes immaterial advertising sales from our online media platform.

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Stock Based Compensation Expense

We account for stock-based compensation in accordance with ASC 718, Compensation – Stock Compensation. Under the fair value recognition provision of this guidance, share-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense over the requisite service period and reduced for actual forfeitures in the period they occur. Stock-based compensation is included in general and administrative expenses in our consolidated statements of operations. Stock based compensation for 2021 and 2020 was $2,845 and $180, respectively.

We have calculated the fair value of common stock using the income approach. Under the income approach, we have relied upon DCF using exit multiple method. Under DCF, we have calculated the present value of all expected future cash flows in the discrete projected period and exit multiple based terminal value. Med-X is an innovative growth stage product company having significant focus towards the revenue growth rather than the bottom-line growth by the end of the discrete period, and therefore is still far from a sustainable growth phase, therefore we have relied upon the exit multiple analysis based on guideline public comparable for the terminal period. Further, considering that the Company is still at a very early stage and does not have substantial revenues, we have not relied upon a market approach.

Further, the Company has issued 10,000 shares of its Series A Preferred Stock with super-voting rights and are non-convertible. Thus, we have employed the option pricing method to allocate the equity value among common units and the option units. The common unit thus arrived has been adjusted for the DLOM to arrive at concluded value per common unit, which will be further utilized as an input in the valuation of stock options.

As per AICPA guidance regarding cheap stock, we should consider a recent precedential transaction involving the company’s securities only if it is an orderly transaction on arms-length basis. We considered recent Reg A transactions, noting that the price was fixed arbitrarily and without any negotiations or any institutional investors participation into the Reg A transactions.  Moreover, based on our independent valuation analysis, the implied equity value from Reg A pricing was not aligned within the acceptable range of our fair value analyses. As a result, we have not relied upon Reg A transactions as it lacks qualitative and quantitative support for pricing as well as it lacks participation from professional investors.

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Item 3. Directors and Officers

Executive Officers and Directors of Med-X

The following table sets forth the names and ages of all of our directors and executive officers. Our Board is currently comprised of eight members, who are elected annually to serve for one year or until their successor is duly elected and qualified, or until their earlier resignation or removal. Executive officers serve at the discretion of the Board and are appointed by the Board.

Name	Position	Age	Term of Office

Dr. David E. Toomey	Director and Chief Science Officer	57	Inception to Present (1)

Matthew A. Mills	Chairman of the Board and Chief Executive Officer	57	Inception to Present (1)

Ronald J. Tchorzewski	Director and Chief Financial Officer	71	Inception to Present (1)

Jennifer J. Mills	Director, President and Corporate Secretary	51	Inception to Present (1)

Nick Phillips	Chief Media Officer	39	September 19, 2019 to Present

Dr. Morton I. Hyson(2)	Director	72	April 15, 2015 to Present(1)

Dr. Allan Kurtz(2)	Director	64	April 15, 2015 to Present(1)

Fred Dashiell, Jr. (2)	Director	79	July 1, 2018 to Present(1)

Michael Kuntz(2)	Director	58	October 29, 2021 to Present(1)

Dennis Kemmesat	Director	59	October 29, 2021 to Present(1)

__________

(1)

This person serves in those positions until the person resigns or is removed or replaced by a duly authorized action of the Board or the shareholders. This person has been in the indicated position with the Company since the Company’s inception in February 2014, or since the date indicated, if not since inception.

(2)	This person is an independent director of the Company.

David E. Toomey, D.O., A.C.O.F.P., has served as our Chief Science Officer and a director since our inception. From our inception in February 2014 until October 2021, Dr. Toomey was the Company’s Chief Executive Officer. In October 2021, Dr. Toomey resigned as our Chief Executive Officer and became the Company’s Chief Science Officer. He has been the Executive Vice President and a Director of Pacific Shore Holdings, Inc. since its inception in December 2007. Dr. Toomey is a board-certified family physician specializing in family medicine, geriatric care, and hospice and palliative care for more than twenty years. He has served on the Physician Consultant Board of several Fortune 500 insurance companies, where he was responsible for developing physician practice guidelines. He has participated in numerous phase 3 and 4 study protocols for several multi-national pharmaceutical companies. Dr. Toomey is currently the President of TDP Enterprises, LLC. Medical Group, a position he has held for the last 15 years. Dr. Toomey is a Medical Director for several hospice and palliative care organizations, a position he has held for the last 8 years. He continues to actively practice clinical medicine. Dr. Toomey attended Saint Joseph’s University in Philadelphia, Pennsylvania and graduated in 1991 from the Philadelphia College of Osteopathic Medicine. We believe that Dr. Toomey is qualified to serve as a member of the Board  because of his background in science and medicine.

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Matthew A. Mills has been our Chairman of the Board, President and Chief Operating Officer since our inception in February 2014 through October 2021.  In October 2021, he resigned as president and Chief Operating Officer and became our Chief Executive Officer. He is also the Chairman, Chief Executive Officer, and President of Pacific Shore, positions he has held since January 2008. From July 2001 to June 2003, Mr. Mills was the Chief Operating Officer of Bidz.com Inc., an online auction company (“Bidz”). He began working for Bidz in 1998 where his responsibilities included operations, banking, marketing, investor relations, public relations, and business development. In January 2002, Mr. Mills was promoted to the position of Investor Relations Director of Bidz. From 1999 through 2014, Bidz sold over one billion dollars of merchandise. From March 2001 to January 2002, Mr. Mills was the Vice President of Marketing for Bidz and was responsible for managing all areas of marketing for Bidz. From December 1995 to August 1998, Mr. Mills was a regional manager for Ford Motor Company in Los Angeles, California, where he was responsible for financing documentation, customer service and returned vehicle processing. From November 1993 to November 1995, he owned and operated Imports Plus, a private company that imported floral products from Mexico to Los Angeles, California. From June 1987 to September 1993, Mr. Mills was a wholesale auction manager for Sports Cars West Ltd. located in Reseda and Oceanside, California. Mr. Mills attended the University of Arizona from January 1983 until June 1986, where he concentrated in Psychology and Economics. We believe that Mr. Mills is qualified to serve as a member of the Board because of his extensive business background.

Ronald J. Tchorzewski has been one of our Director and our Chief Financial Officer since our inception in February 2014. He is also the Chief Financial Officer of Pacific Shore, a position he has held since June 2010. Mr. Tchorzewski has over 35 years of experience in financial accounting and reporting. He is currently the owner of CFO Consultancy in Escondido, California. Founded by Mr. Tchorzewski in 2009, CFO Consultancy is an independent consulting service providing chief financial officer level support, including business plan development, capital raising advice, and day-to-day accounting services to start-up and developmental stage companies. From 2008 to 2009, Mr. Tchorzewski was the chief financial officer and corporate controller of TV Magic, Inc., a full service technology company encompassing all aspects of systems design, engineering, procurement of equipment and materials, installation, testing, and maintenance of broadcast quality television, and audio visual installations located in San Diego, California. From 2005 to 2008, he was the chief financial officer and corporate controller of Framemax, Inc., a light gauge steel prefabricated panelized wall systems manufacturer and installer located in Poway, California. From 2003 to 2005, he was the chief financial officer and corporate controller of Skyriver Communications, Inc., a high-speed wireless broadband internet access and Wi-Fi solution provider located in San Diego, California. From 1999 to 2001 he was chief financial officer for Internet Appliance and iPolicy Networks which were startups in the Internet space. From 1996 to 1999 he was chief financial officer for SoloPoint, a consumer telephonic device company which was a publicly traded company. From 1993 to 1996 he was chief financial officer for ULTRADATA Corporation, a financial services software company which he managed through an IPO. From 1987 to 1993 he was Vice President and Corporate Controller for Cadence Design Systems, a public company which is a world leader in Electronic Design Automation software. Mr. Tchorzewski holds a master’s degree in business administration (finance) and a Bachelor of Science degree in business administration (accounting) from Seton Hall University. We believe that Mr. Tchorzewski is qualified to serve as a member of our Board because of his background in finance and accounting.

Jennifer J. Mills has been one of our Directors and our Executive Vice President and Corporate Secretary since our inception in February 2014 and a director and Corporate Secretary of Pacific Shore since January 2011. In October 2021, she was appointed President of the Company. From September 1993 to November 2000, Mrs. Mills worked for McNutt & Taylor, CPAs as a bookkeeper. Her duties included handling accounts payable, accounts receivable, and payroll, reconciling financial and bank statements, preparing month-to-date, quarter-to-date, and year-to-date financial reports, and corresponding with clientele. From June 1992 to September 1993, Mrs. Mills was a member of the accounting department for South Pacific Rehab Services (“SPRS”) in Encino, California. Her responsibilities at SPRS included assisting the Vice President, handling accounts payable, accounts receivable, and payroll and corresponding with therapists and rehab facilities. From March 1990 to June 1992, Mrs. Mills was the office manager of Park Place Management, where she was in charge of all rental agreements, accounts payable, accounts receivable, and payroll. Mrs. Mills received her bachelor’s degree in liberal studies with an emphasis in mathematics from California State University, Northridge in 1994. We believe that Ms. Mills is qualified to serve as a member of our Board because of her accounting background and knowledge of the Company.

Nick Phillips has been our Chief Media Officer since September 19, 2019. In 2010, Mr. Phillips became the Digital Marketing Director of Pacific Shore, and in 2015, our Vice President of Business Development. Before working for Pacific Shore, Mr. Phillips started a boutique digital marketing agency called Bloczone that managed local and corporate business digital marketing efforts. From 2005 to 2009, Mr. Phillips worked in Hollywood at GMT Studios and Raleigh Studios. It was there that he worked on numerous film, television, and commercial productions. Nick holds a bachelor's degree in English from Michigan State University.

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 Dr. Allan Kurtz has been one of our directors since April 15, 2015 and a director of Pacific Shore since January 2011. Dr. Kurtz is board certified in internal medicine and has owned and operated Allan Kurtz, a Professional Medical Corporation, since 1986. Dr. Kurtz received his medicine doctor degree from the College of Health Sciences in Des Moines, Iowa in 1980 and completed a rotating internship and an internal residency at Botsford General Hospital in Farmington Hills, Michigan in 1984. Since 1986, Dr. Kurtz has been the Medical Director of Warner Medical Center and the California Center of Longevity Medicine. He is also a long time member of the American Osteopathic College of Internal Medicine.  We believe that Dr. Kurtz is qualified to serve as a member of our Board of because of his background in medicine.

Dr. Morton I. Hyson has been one of our directors since April 15, 2015. Since November 1990, Dr. Hyson has been in private practice as a Board Certified Neurologist in Las Vegas, Nevada. He is also a Clinical Assistant Professor at Touro University in San Francisco, California, where he has been teaching since September 2000. He also serves as a Clinical Associate Professor at the University of Nevada, School of Medicine, where he has been teaching since October 1993. He was a Neurologist in private practice in Arlington, Texas from 1983 until 1990, where he also served as a Clinical Associate Professor at the University of Texas, Southwestern Medical School in Dallas, Texas from October 1983 until October 1990. Dr. Hyson also served as the Medical Director of the Muscular Dystrophy Association in Las Vegas, Nevada from September 1991 until June 1993. Dr. Hyson earned a Bachelor of Arts in Music in 1992 from the Cleveland Institute of Music, Case Western Reserve University, after attending the University of Michigan from 1967 to 1969 in pre-medical studies. From 1972 until 1974, Dr. Hyson attended Cincinnati Conservatory of Music, where he studied Opera. Dr. Hyson returned to his medical studies in 1974 when he attended Columbia University from September 1974 until May 1975. He earned his M.D. from Wayne State University School of Medicine in 1979, and was an Intern in Internal Medicine at Sinai Hospital of Detroit from 1979 until 1980. Dr. Hyson did his Neurology Residency at McGill University, Montreal Neurological Hospital from 1980 to 1983. He is certified by the American Board of Psychiatry and Neurology and the National Board of Medicine Examiners. His professional affiliations include the American Medical Association, the American Academy of Neurology, the American Academy of Neurological and Orthopedic Surgeons, the American Headache Society, the Clark County Medical Society, the Nevada State Medical Association and the Conroe Regional Medical Center. Dr. Hyson is the inventor and grantee of three patents in the medical field issued by the United States Office of Patents and Trademarks, which he has licensed to Pacific Shore. We believe that Dr. Hyson is qualified to serve as a member of our Board of because of his background in medicine.

Fred Dashiell, Jr. has been a director of Pacific Shore since June 2011. Mr. Dashiell has been an adjunct professor at Chapman University in Orange, California since 2010 and a visiting scholar at the University of California at Los Angeles in Los Angeles, California since 2007. From 2000 to 2009, he was a senior computer scientist at MindBox, Inc., a software technology company located in Greenbrae, California. From 1995 to 2000, Mr. Dashiell was a computer scientist at Brightware, Inc., an artificial intelligence company located in Novato, California. From 1984 to 1995, Mr. Dashiell worked and consulted for Inference Corporation, a software technology company. From 1981 to 1984, he was a principal member of the technical staff of Citicorp, Transaction Technology, Inc. From 1977 to 1981, Mr. Dashiell was a senior research scientist with R and D Associates. From 1975 to 1977, Mr. Dashiell was a Bateman Research Instructor in mathematics at the California Institute of Technology. From 1973 to 1975, he was an adjunct assistant professor in mathematics at the University of California at Los Angeles in Los Angeles, California. Mr. Dashiell received a Bachelor of Science degree in physics from the University of North Carolina at Chapel Hill in 1963 and a Ph.D. in mathematics from the University of California at Berkeley in 1973.

Michael J Kuntz. has been one of our directors since October 29, 2021.  Mr. Kuntz is currently Managing Director of Young America Capital, a boutique investment bank focused exclusively on middle- market growth companies, a position that he has held since 2016.   For the last 32 years, he has worked exclusively with middle market and start-up growth companies, both as an investment banker and as Chief Financial Officer/Chief Operating Officer. From 1989-1999, he worked at Pacific Growth Equities,  Ferris, Baker Watts and Pennsylvania Merchant Group where he raised over $1.2 billion for companies in the technology, healthcare, medical devices and consumer products industries. From 1999-2005,  he worked on the operational side as CFO/COO for 2 start-up technology companies, CyberAction, a developer of digital collectable cards and Wet Electrics/Cyberaction a developer of video integration software targeted at the theatrical community. In 2000, he founded Cirrus Digital, a broadband deliver company focused on providing internet protocol based cable television services over legacy copper wire infrastructure.  In 2006, he joined ROGO Capital, as Head of Investment Banking.  He received his MBA from the Fuqua School of Business at Duke University and is B.S. in finance. We believe that  Mr. Kuntz is qualified to serve as a member of our Board because of his executive and management experience.

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 Dennis Kemmesat has been one of our directors since October 29, 2021.  Mr. Kemmesat founded Frontier Precision in 1988  in Bismarck, ND .  He has been CEO of Frontier Precision for the past 33+ years growing the company from 2 employees to now over 100 employees, with 14 locations throughout the United States.  His company has been Trimble Geospatial’s #1 distributor in the world for the past 4 years with revenues exceeding $60M. Frontier Precision  specialize in all types of measurement technology for the land survey, civil engineering and construction including high precision GPS systems, robotics, UAS/ROVs and other unmanned systems. We believe that Mr. Kemmesat is qualified to serve as a member of our Board because of his executive and management experience.

Family Relationships and Other Arrangements

Jennifer Mills, our President and Corporate Secretary, is the spouse of Matthew Mills, our Chairman and Chief Executive Officer.

Other than as set forth above, there are no familial relationships or arrangements or understandings between or among our executive officers and directors pursuant to which any director or executive officer was or is to be selected as a director or executive officer.

Involvement in Certain Legal Proceedings

To our knowledge, during the last ten years, except as set forth below, none of our directors, executive officers (including those of our subsidiaries), promoters or control persons have:

•	had a bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

•	been convicted in a criminal proceeding or been subject to a pending criminal proceeding, excluding traffic violations and other minor offenses;

•

been subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities;

•

been found by a court of competent jurisdiction (in a civil action), the SEC, or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated; and

•

been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization, any registered entity, or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Settlement Agreement with the California Department of Business Oversight

In May 2017, the Company was verbally informed DBO that a former employee of the Company, Arthur Avanesov , had been the subject of the Order. ). We had no knowledge of Mr. Avanesov’s Order when we hired him on April 1, 2015. Thus, the Company did not have knowledge of Mr. Avanesov’s past hearing decision or Final Order.

                Initially, the DBO requested that we consent to an order covering the omission of Mr. Avanesov’s Order in our disclosure documents. We declined because we did not believe it was legally required (he was not an officer or director), we were unaware of the Order, and we could demonstrate reasonable care in conducting our due diligence of Mr. Avanesov.  We also refused to consent to any adverse order by the DBO because we did not want to risk triggering SEC disqualification from the exemptions under Regulation A+ or Regulation D for being deemed a “bad actor” pursuant to Rules 262 and 506 under these Regulations.

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                The Company and the DBO continued to discuss the merits of the matter. The DBO eventually indicated it was not their intent to trigger any “bad actor” disqualification, and that litigating the matter would be time-consuming, costly and uncertain given the facts we had presented. No formal case or complaint was ever filed.  Instead, on September 4, 2017, a voluntary Settlement Agreement was entered into by the Company, its officers and directors and the DBO, avoiding any order being issued by the DBO.  In the Settlement Agreement, the Company agreed not to violate Section 25401 of the California Corporations Code, which governs disclosures in selling securities within California. This Settlement Agreement became effective on September 6, 2017 when it was signed by the DBO Commissioner.  The Company terminated Mr. Avanesov’s employment on June 3, 2017.

 Administrative Order and Settlement with State Securities Commissions

In July 2011, the Pennsylvania Securities Commission issued a Summary Order to Cease and Desist against Pacific Shore and our President, Mr. Mills. The Summary Order directed respondents to cease from making telephone solicitations to persons with whom they did not have a pre-existing business relationship. We achieved a settlement with the Pennsylvania Securities Commission which resulted in the Summary Order being rescinded on November 22, 2011.

On August 7, 2013, the California Department of Business Oversight issued the “DBO Order against Pacific Shore and Mr. Mills. The DBO Order asserted that in June 2011, the respondents had offered shares from the State of California by calling a person with whom they did not have a pre-existing relationship. Respondents believe that this DBO Order stems from the same facts as the Pennsylvania Summary Order that was rescinded. The DBO Order stated that the respondents were to desist and refrain from further offer or sale of securities in the State of California until qualification is made or unless the offer and sale are exempt from qualification. In October 2013, Pacific Shore commenced a private placement of common stock in compliance with Rule 506(c) of Regulation D of the Securities Act, which is exempt from qualification in California and permits general solicitation.

 Board Leadership Structure and Role in Risk Oversight

The Board, as a unified body and through its committee participation, will organize the execution of its monitoring and oversight roles and does not expect the Chairman to organize those functions. Our primary rationale for separating the positions of Chairman and CEO is the recognition of the time commitments and activities required to function effectively as the Chairman and as the CEO of a company with a relatively flat management structure. The separation of roles has permitted the Board to recruit senior executives into the CEO position with skills and experience that meet the Board’s planning for the position, some of which such individuals may not have extensive public company board experience.

The Board has three standing committees: Audit, Compensation and Corporate Governance/Nominating. The membership of each of the committees of the Board is comprised of independent directors, with each of the committees having a chairman, each of whom is an independent director. The charter of each committee to be adopted effective as of the effective date of the registration statement of which this prospectus forms a part will be posted on our investor website as of such date.

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. Management is responsible for the day-to-day management of the risks we face, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board is responsible for ensuring that the risk management processes designed and implemented by management will be effective.

The Board believes that establishing the right “tone at the top” and that full and open communication between executive management and the Board are essential for effective risk management and oversight. Our CEO communicates frequently with members of the Board to discuss strategy and challenges facing our company. Each quarter, the Board will receive presentations from senior management on matters involving our key areas of operations.

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Director Independence

 Our Board currently consists of eight directors. Dr. Hyson, Dr. Kurtz and Fred Dashiell, Jr., Michael Kuntz and Dennis Kemmesat are “independent” as defined in Rule 4200 of FINRA’s listing standards. We may appoint additional independent directors to our Board in the future, to serve on our planned committees.

Audit Committee

Effective October 29, 2021, we have a separately-designated standing audit committee (the “Audit Committee”) established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee’s responsibilities include, among other things: (i) selecting and retaining an independent registered public accounting firm to act as our independent auditors, setting the compensation for our independent auditors, overseeing the work done by our independent auditors and terminating our independent auditors, if necessary, (ii) periodically evaluating the qualifications, performance and independence of our independent auditors, (iii) pre-approving all auditing and permitted non-audit services to be provided by our independent auditors, (iv) reviewing with management and our independent auditors our annual audited financial statements and our quarterly reports prior to filing such reports with the SEC including the results of our independent auditors’ review of our quarterly financial statements, and (v) reviewing with management and our independent auditors significant financial reporting issues and judgments made in connection with the preparation of our financial statements. The charter of the Audit Committee to be adopted effective as of the effective date of the registration statement of which this prospectus forms a part will be posted on our investor website as of such date.

The Audit Committee consists of three members: the chairman and financial expert of the Audit Committee and two independent directors. Under the applicable rules and regulations of Nasdaq, each member of must be considered independent in accordance with Nasdaq Listing Rule 5605(c)(2)(A)(i) and (ii) and Rule 10A-3(b)(1) under the Exchange Act. The Board has determined that each of the members is “independent” as that term is defined under applicable Nasdaq and SEC rules.

Compensation Committee

Effective October 29, 2021, we have a separately-designated compensation committee (the “Compensation Committee”). The purpose of the Compensation Committee is to discharge the Board’s responsibilities relating to compensation of our directors and executive officers. The Compensation Committee has responsibility for, among other things, (i) recommending to the Board for approval the overall compensation philosophy for our company and periodically reviewing the overall compensation philosophy for all employees to ensure it is appropriate and does not incentivize unnecessary and excessive risk taking, (ii) reviewing annually and making recommendations to the Board for approval, as necessary or appropriate, with respect to our compensation plans, (iii) based on an annual review, determining and approving, or at the discretion of the Compensation Committee, recommending to the Board for determination and approval, the compensation and other terms of employment of each of our officers, (iv) reviewing and making recommendations to the Board with respect to the compensation of directors, (v) overseeing our regulatory compliance with respect to compensation matters, (vi) reviewing and discussing with management, prior to the filing of our annual proxy statement or annual report on Form 10-K, our disclosure relating to executive compensation. The Compensation Committee has the power to form one or more subcommittees, each of which may take such actions as may be delegated by the Compensation Committee.

The charter of the Compensation Committee will grant the Compensation Committee authority to select, retain, compensate, oversee and terminate any compensation consultant to be used to assist in the evaluation of director, chief executive officer, officer and our other compensation and benefit plans and to approve the compensation consultant’s fees and other retention terms. The Compensation Committee is directly responsible for the appointment, compensation and oversight of the work of any internal or external legal, accounting or other advisors and consultants retained by the Compensation Committee. The Compensation Committee may also select or retain advice and assistance from an internal or external legal, accounting or other advisor as the Compensation Committee determines to be necessary or advisable in connection with the discharge of its duties and responsibilities and will have the direct responsibility to appoint, compensate and oversee any such advisor.  The charter of the Compensation Committee to be adopted effective as of the effective date of the registration statement of which this prospectus forms a part will be posted on our investor website as of such date.

The Compensation Committee consists of two independent members. The Board has determined that all of the members are “independent” under Nasdaq Listing Rule 5602(a)(2) and applicable SEC rules.

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Corporate Governance/Nominating Committee

Effective October 29, 2021 we have, a  corporate governance/nominating committee (the “Governance/Nominating Committee”), which has responsibility for assisting the Board in, among other things, (i) effecting Board organization, membership and function, including identifying qualified board nominees, (ii) effecting the organization, membership and function of the committees of the Board, including the composition of the committees of the Board and recommending qualified candidates for the committees of the Board, (iii) evaluating and providing successor planning for the chief executive officer and our other executive officers, (iv) identifying and evaluating candidates for director in accordance with certain general and specific criteria, (v) developing and recommending to the Board Corporate Governance Guidelines and any changes thereto, setting forth the corporate governance principles applicable to us, and overseeing compliance with the our Corporate Governance Guidelines, and (vi) reviewing potential conflicts of interest involving directors and determining whether such directors may vote on issues as to which there may be a conflict. The Governance/Nominating Committee is responsible for identifying and evaluating candidates for director. Potential nominees are identified by the Board based on the criteria, skills and qualifications that are deemed appropriate by the Governance/Nominating Committee. The Governance/Nominating Committee believes that candidates for director should have certain minimum qualifications, including high character and integrity, an inquiring mind and vision, willingness to ask hard questions, ability to work well with others, freedom from conflicts of interest, willingness to devote sufficient time to the Company’s affairs, diligence in fulfilling his or her responsibilities and the capacity and desire to represent the best interests of the Company and our stockholders as a whole and not primarily a special interest group or constituency. While our nominating criteria does not prescribe specific diversity standards, the Governance/Nominating Committee and its independent members seek to identify nominees that have a variety of perspectives, professional experience, education, difference in viewpoints and skills, and personal qualities that will result in a well-rounded Board. The charter of the Governance/Nominating Committee to be adopted effective as of the effective date of the registration statement of which this prospectus forms a part will be posted on our investor website as of such date.

The Governance/Nominating Committee consists of two members: Dennis Kemmesat (chairperson of the committee) and  Fred Dashiell.   The Board has determined that all of the members are “independent” under Nasdaq Listing Rule 5605(a)(2) and applicable SEC rules.

Code of Business Conduct and Ethics

As of the effective date of the registration statement this prospectus forms a part of, we will have adopted a formal Code of Business Conduct and Ethics applicable to all Board members, officers and employees. Our Code of Business Conduct and Ethics will be found on our website medx-rx.com. We intend to disclose any future amendments to our Code of Business Conduct and Ethics, or any waivers of such code, on our website or in public filings.

EXECUTIVE COMPENSATION

Summary Compensation Table

                During the Company’s fiscal years ended December 31, 2021 and 2020, we paid the following aggregate salaries to their current executive officers:

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Name and Principal Position	Year	Salary ($)	Non-Equity Incentive Plan Compensation ($)(1)	Option Awards ($)	Stock Awards ($)	Total ($)

Dr. David Toomey,	2021	120,000				120,000
Chief Science Officer	2020	75,000			-	75,000

Matthew A. Mills,	2021	383,281				383,281
Chief Executive Officer	2020	211,552	46,010	-	-	257,562

Ronald J. Tchorzewski	2021	251,239				251,239
Chief Financial Officer	2020	166,223	-	-	-	166,233

Jennifer J. Mills,	2021	185,933				185,933
President and Corporate Security	2020	164,991	9,998		-	174,989

Nick Phillips	2021	165,724				165,724
Chief Media Officer	2020	129,583		-	-	129,583

___________

1.

Commencing in March 2020, the executive officers of the Company voluntarily accepted an aggregate reduction of total salaries equal to 48% of the aggregate salaries paid in 2019. These reductions were implemented to improve the financial condition of the Company to enable it to better operate during the COVID-19 pandemic. The figures in the above table include compensation paid in 2021 and 2020 and therefore reflect the salary reductions made in 2021 and 2020. The Company anticipates returning to pre COVID-19 salary levels in the future.

Employment Agreements

We have not entered into any employment agreements with our executive officers or other employees to date. We do not plan to enter into any employment agreements with our executive officers or other employees prior to the effectiveness of the registration statement of which this prospectus is a part; however, we may enter into employment agreements with them in the future.

Stock Option Plan

On May 2, 2016, the Company adopted its 2016 Stock Incentive Plan (the “Plan”). The Plan allows the Company to offer an option or a share purchase right to an employee, director, consultant or a member of the Board. Under the Plan, the maximum number of shares that may be issued will not exceed 10,000,000. The term of the option will not exceed 10 years from the date of grant. As of December 31, 2021, there are a total of 3,965,000 stock options outstanding. The exercise price of the stock options is $0.60 per share for 2,680,000 of them, $0.66 per share for 1,000,000 and $0.80 per share for 285,000 of them. During 2018 the Company granted 50,000 stock options to Fred Dashiell, Jr., a recently appointed member of the Board. These options vested 12,500 options during 2019 and 12,500 during 2020.

The fair market value of each option granted was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions for each applicable period:

(1) Risk-free interest rate - Risk-free interest rate was based on the US Treasury bond yield for a similar duration, as of the day of grant.

(2) Volatility - Volatility was based on the volatility of the Company, analyzed over historical weekly share prices for one year immediately prior to the day of grant.

(3) Dividend yield - Dividend yield was estimated by the Company based on its expected dividend policy over the contractual life of the options.

(4) Fair value of the ordinary shares - When estimating the fair value of the ordinary shares on the grant dates, management used the pricing in the most recent financing activities.

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OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table summarizes the total outstanding equity awards as of December 31, 2021, for each Named Executive Officer:

Option awards
Named Executive Officers	Number of securities underlying unexercised options (#) exercisable	Option exercise price ($)	Option expiration date
Dr. David Toomey	500,000	$0.60	5/1/2026

Ronald Tchorzewski	500,000	$0.60	5/1/2026

Matthew Mills	500,000	$0.66	5/1/2026

Jennifer Mills	500,000	$0.66	5/1/2026

Nick Phillips	400,000	$0.60	5/1/2026

The following is a summary of the Company’s stock option activity for the year ended December 31, 2021:

Plan Category	(A) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(B) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	(C) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column(A))
Equity Compensation Plans approved by stockholders	3,965,000	$0.63	3,965,000
Equity Compensation Plans not approved by stockholders	—	—	—
Total		$-

Director Compensation

We currently do not pay our directors any compensation for their services as Board members. Upon completion of a future offering, we plan to pay our non-employee directors $100 per Board meeting attended in person or telephonically. In addition, we plan to compensate members of the Board committees as follows:  (i) each member of the audit committee will receive $100 per meeting, (ii) each member of the compensation committee will receive $100 per meeting and (iii) each member of the compensation and governance committee will receive $100 per meeting.

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Amendment of Certificate of Incorporation and Bylaws

Under the Nevada law, a corporation’s certificate of incorporation can be amended by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote, and a majority of the outstanding stock of each class entitled to vote as a class, unless the certificate requires the vote of a larger portion of the stock. Our Certificate of Incorporation, as amended, does not require a larger percentage affirmative vote. As is permitted by Nevada law, our bylaws give our board of directors the power to adopt, amend or repeal our bylaws. Our shareholders entitled to vote have concurrent power to adopt, amend or repeal our bylaws.

Item 4. Security Ownership of Management and Certain Securityholders

The following table sets forth information regarding beneficial ownership of our common stock as of April 15, 2022

•	each of our directors and the named executive officers;

•	all of our directors and executive officers as a group; and

•	each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock; and

Beneficial ownership and percentage ownership are determined in accordance with the rules of the SEC and includes voting or investment power with respect to shares of stock. This information does not necessarily indicate beneficial ownership for any other purpose.

Unless otherwise indicated and subject to applicable community property laws, to our knowledge, each stockholder named in the following table possesses sole voting and investment power over their shares of common stock, except for those jointly owned with that person’s spouse. Percentage of beneficial ownership is based on 139,423,317 shares of common stock outstanding as of April 15, 2022, plus the voting power of the outstanding Series A Preferred Stock owned by our Chairman, and Chief Executive Officer as of April 15, 2022. Unless otherwise noted below, the address of each person listed on the table is c/o Med-X, Inc., 8236 Remmet Avenue, Canoga Park, California 91304.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned		Shares of Series A Preferred Stock		Percentage Owned)
Matthew Mills, Chairman, and Chief Executive Officer	158,345,037	(1)(3)	10,000	(10)	55.6%
Ronald Tchorzewski, Chief Financial Officer and Director	5,000,000	(4)			1.8%
Jennifer Mills, President, Corporate Secretary and Director	(2	)(3)			(2	)(3)
Dr. David Toomey, Chief Science Officer	4,016,195	(5)			1.4%
Nick Phillips, Chief Media Officer (9)	*				*
Dr. Allan Kurtz, Director (6)	*				*
Dr. Morton I. Hyson, Director (7)	*				*
Fred Dashiell, Jr., Director (8)	*				*
Michael Kuntz, Director (10)	*				*
Dennis Kemmesat., Director (10)					*
	*
All directors and executive officers as a group (ten persons)	168,936,232				59.4%

________

*Indicates beneficial ownership of less than 1%.

(1) Reflects 10,000 shares of Series A Preferred Stock owned by Matthew Mills conferring on him the right to vote 51% of the total outstanding shareholder voting power, plus 13,288,863 shares of outstanding voting common stock owned by him. These shares are owned jointly with Jennifer Mills, the wife of Matthew Mills, under applicable community property laws.

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(2) Jennifer Mills is the wife of Matthew Mills and may be deemed to be a beneficial owner of the shares of our common stock owned by him.

(3) Does not include vested stock options to purchase up to 500,000 shares of the Company’s common stock at an exercise price of $0.66 per share, exercisable until May 2, 2026.

(4) Does not include vested stock options to purchase up to 500,000 shares of the Company’s common stock at an exercise price of $0.60 per share, exercisable until May 2, 2026.

(5) Does not include vested stock options to purchase up to 500,000 shares of the Company’s common stock at an exercise price of $0.60 per share, exercisable until May 2, 2026.

(6) Does not include vested stock options to purchase up to 50,000, shares of the Company’s common stock at an exercise price of $0.60 per share, exercisable until May 2, 2026.

(7) Does not include vested stock options to purchase up to 30,000 shares of the Company’s common stock at an exercise price of $0.60 per share, exercisable until May 2, 2026.

(8) Mr. Dashiell was granted 50,000 options to purchase the Company’s common stock at an exercise price of $0.60 per share in July 2018 when he accepted a position on the Board. These options vest 25% on the first anniversary of his Board appointment and 25% annually on his anniversary date over the remaining three years of the term of the options, exercisable until June 30, 2028.

(9) Does not include vested stock options to purchase up to 400,000 shares of the Company’s common stock at an exercise price of $0.60 per share, exercisable until May 2, 2026.

(10) Mr. Kuntz and Mr. Kemmesat were granted 50,000 options to purchase the Company’s common stock at an exercise price of $0.80 per share in October 2021 when they accepted a position on the Board. These options vest 25% on the first anniversary of his Board appointment and 25% annually on his anniversary date over the remaining three years of the term of the options, exercisable until October 30, 2031.

Item 5. Interest of Management and Others in Certain Transactions

Policies for Approval of Related Party Transactions

Our Board reviews and approves transactions with directors, officers and holders of 5% or more of our voting securities and their affiliates, or each, a related party. The material facts as to the related party’s relationship or interest in the transaction are disclosed to our Board prior to their consideration of such transaction, and the transaction is not considered approved by our Board unless a majority of the directors who are not interested in the transaction approve the transaction. Further, when stockholders are entitled to vote on a transaction with a related party, the material facts of the related party’s relationship or interest in the transaction are disclosed to the stockholders, who must approve the transaction in good faith.

Related Person Transaction Policy

We have not had a formal policy regarding approval of transactions with related parties. We expect to adopt a related person transaction policy that sets forth our procedures for the identification, review, consideration and approval or ratification of related person transactions. For purposes of our policy only, a related person transaction is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we and any related person are, were or will be participants in which the amount involved exceeds the lesser of $120,000 or one percent of our total assets at year-end for our last two completed fiscal years. Transactions involving compensation for services provided to us as an employee or director are not covered by this policy. A related person is any executive officer, director or beneficial owner of more than 5% of any class of our voting securities, including any of their immediate family members and any entity owned or controlled by such persons.

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Under the policy, if a transaction has been identified as a related person transaction, including any transaction that was not a related person transaction when originally consummated or any transaction that was not initially identified as a related person transaction prior to consummation, our management must present information regarding the related person transaction to our audit committee, or, if audit committee approval would be inappropriate, to another independent body of our Board, for review, consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to us of the transaction and whether the transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party or to or from employees generally. Under the policy, we will collect information that we deem reasonably necessary from each director, executive officer and, to the extent feasible, significant stockholder to enable us to identify any existing or potential related-person transactions and to effectuate the terms of the policy. In addition, under our code of conduct, our employees and directors will have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest. In considering related person transactions, our audit committee, or other independent body of our Board, will take into account the relevant available facts and circumstances including, but not limited to:

•	the risks, costs and benefits to us;
•	the impact on a director’s independence in the event that the related person is a director, immediate family member of a director or an entity with which a director is affiliated;
•	the availability of other sources for comparable services or products; and
•	the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.

The policy requires that, in determining whether to approve, ratify or reject a related person transaction, our audit committee, or other independent body of our Board, must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, our best interests and those of our stockholders, as our audit committee, or other independent body of our Board, determines in the good faith exercise of its discretion.

 Related Party Transactions

On April 18, 2018, Mr. Mills, in connection with the Merger of PSH and Med-X, exchanged 48,164,149 of his shares of the Company’s common stock for shares of our Series A Preferred Stock.

Mr. Mills received an advance from the Company in the amount of $57,711 which, as of December 31, 2021, was repaid from the proceeds of additional sales of shares of the Company’s common stock by Mr. Mills.

The Company leases and shares office space with Pacific Shore on a five-year lease basis for our executive offices. The Company also has a five-year lease at no cost, except payment of utility costs, for a 600 square foot cannabis research and cultivation center. The building is owned by our Chief Executive Officer, and the cultivation center and related equipment are owned by the Company. During the year ended December 31, 2021 the Company imputed annual rental costs of $736  in respect to the related party lease which was reflected as additional paid in capital.

The Company has been granted a license in perpetuity for the existing patents and trademarks held by Mr. Mills, our chairman. Additionally, one of our directors, Dr. Hyson, has granted us an exclusive license for his patents for Thermal-Aid and Malibu Brands Pain Relief Cream. Dr. Hyson receives a 5% royalty for product sales related to his patented and related products. Since inception through December 31, 2021, Dr. Hyson has received a cumulative total of $14,185.

36

Mark Richardson of the law firm Richardson & Associates, a director and shareholder of the Company, provides legal services for the Company’s SEC reporting and compliance activities. In the years ended 2021 and 2020 the Company incurred other legal expenses from Richardson & Associates of $60,705 and $10,870 respectively. In addition, Mr. Richardson received Founder’s shares in the Company.

During the years ended December 31, 2021 and 2020 the Company purchased and resold 163,200 and 140,264 shares of its common stock from its CEO, Matthew Mills, respectively for cash of $130,560 and $112,211, or $0.80 per share.  The fair market value of the shares was $0.15 and $0.12, in each of the years ended December 31, 2021 and 2020, respectively, as determined by an independent valuation report, and the Company recorded share based compensation in consideration of the purchase price of the shares in excess of fair market value of $106,080 and $95,280 in the years ended December 31, 2021 and 2020.

Item 6. Other Information

In December 2019, a novel strain of coronavirus, causing a disease referred to as COVID-19, was reported to have surfaced in Wuhan, China. Since then, COVID-19 has spread to multiple countries, including the US. In March 2020, the World Health Organization declared the COVID-19 outbreak a pandemic, and the pandemic has resulted in quarantines, travel restrictions, and the temporary closure of office buildings and facilities in the United States. The state of California, where the Company is headquartered, has been affected by COVID-19.

Our business and services and results of operations have been adversely affected and could continue to be adversely affected by the COVID-19 pandemic. The pandemic impacted the Company’s business development and disrupted or delayed the Company’s current mine projects and services to its clients, the magnitude of which will depend, in part, on the length and severity of the restrictions and other limitations on the Company’s ability to conduct its business in the ordinary course. Quarantines, travel restrictions, shelter-in-place and other restrictions related to COVID-19 have impacted the Company’s abilities to visit mines in Mexico and in Asian counties as well as to meet with potential clients and mine owners for the Company’s consulting business and for the Company’s own investment in mine projects. The Company’s clients that are negatively impacted by the outbreak of COVID-19 may cancel or suspend their mine acquisition projects, which in turn will reduce their demands for the Company’s services and materially adversely impact the Company’s revenue.

The global economy has also been negatively affected by COVID-19 and there is continued uncertainty about the duration and intensity of its impacts. The U.S. and global growth forecast is extremely uncertain, which could seriously affect people’s investment decision. While the potential economic impact brought by, and the duration of, COVID-19 may be difficult to assess or predict, a widespread pandemic could result in significant disruption of global financial markets, reducing the Company’s ability to access capital, which could negatively affect the Company’s liquidity.

In February 2020 the Company terminated its Posting Agreement with StartEngine Crowdfunding, Inc. where the Company’s initial as well as second Regulation A+ Offering was hosted. In light of this event the Company launched its own platform for Crowdfunding.

In May 2019 the Company entered into a Letter of Intent with a potential acquisition target. The acquisition cost will be comprised of cash, assumption of debt and issuance of Company common stock. The acquisition was targeted to close by the end of 2019. In April 2020 the Company filed a Form 1-U related to the termination of its Letter of Intent dated May 2019 with aforementioned acquisition target.

During 2021, the Company issued 1,893,293 shares of common stock at $0.80 per share under its second Regulation A+ Offering and resold 163,200 shares of common stock at $0.80 per share which had been previously issued to one of its Executive Officers.

The Company also sold 8,338,498 shares of common stock at $0.60 per share under a private placement.

The Company also issued 6,712,502 shares of common stock for consideration associated with consulting support of Company raising equity. The fair value of the 6,712,502 was $1,006,875 at $0.15 and was expensed.

37

The Company received gross proceeds of $6,517,733 from these offerings offset by $1,506,535 in offering costs applied to the above.

During 2020, the Company issued 6,538,342 shares at $0.80 per share under its second Regulation A+ Offering and resold 140,264 shares of common stock at $0.80 per share, which had been previously issued to one of its Executive Officers.

The Company also issued 2,988,332 shares of common stock for consideration associated with consulting support of Company raising equity and 62,500 shares for prepaid rent associated with the lease renewal of its corporate offices. The fair value of the 2,988,332 shares at $0.12 per share was $358,600 and was expensed. The 62,500 shares issued to the lessor was recorded as part of the right of use asset of $7,500.

The Company received gross proceeds of $4,360,378 from these offerings offset by $816,957 in offering costs applied to the above.

38

Item 7. Financial Statements

MED-X, INC. AND SUBSIDIARY

CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of Med-X, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Med-X, Inc. (the Company) as of December 31, 2021 and 2020, and the related statements of operations, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2021, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020 and the results of its operations and its cash flows for each of the years in the two-year period ended December, 2021, in conformity with accounting principles generally accepted in the United States of America.

Restatement of Financial Statements

As discussed in Note 3 to the financial statements, the 2020 financial statements have been restated to correct inventory costs. Our opinion is not modified with respect to this matter.

Going Concern

The accompanying consolidated financial statements were prepared assuming the Company will continue as a going concern. As discussed in Note 15 to the financial statements, as of December 31, 2021, the Company had recurring losses from operations, an accumulated deficit and net cash used in operating activities. These conditions, among others, raise substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 15. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there are no critical audit matters.

/s/ Prager Metis CPAs, LLP

We have served as the Company’s auditor since 2019.

El Segundo, California

May 2, 2022

F-2

MED-X, INC.
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2021 AND 2020

	2021	2020 As restated
ASSETS
Current Assets
Cash and equivalents	$1,367,366	$752,823
Trade receivables	28,616	150,929
Inventory	1,020,186	753,576
Prepaid expenses and other current assets	237,781	102,146
Total Current Assets	2,653,949	1,759,474

Property and Equipment, Net	89,461	81,971
Right of use asset, net	1,064,042	1,315,147
Trademark, net	8,732	10,161
TOTAL ASSETS	$3,816,184	$3,166,753

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$457,080	$489,183
Debt, current portion	30,927	398,263
Lease liability, current portion	225,763	189,523
Total Current Liabilities	713,770	1,076,969

Lease liability, net of current portion	919,372	1,145,135
Debt, net of current portion	29,032	11,438
Total Liabilities	1,662,174	2,233,542

Stockholders' Equity
Preferred stock: 10,000,000 authorized, $0.001 par value; Series A Preferred stock: 10,000 shares authorized, issued and outstanding, $0.001 par value	-	-
Common stock: $0.001 par value; 300,000,000 shares authorized. 137,224,433 and 120,280,140 shares issued and outstanding as of December 31, 2021 and 2020, respectively	137,224	120,280
Additional paid in capital	19,082,132	12,970,845
Accumulated deficit	(17,065,346)	(12,157,914)
Total Stockholders' Equity	2,154,010	933,211

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$3,816,184	$3,166,753

The accompanying notes are an integral part of these consolidated financial statements.

F-3

MED-X, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 2021 AND 2020

	2021	2020 As restated

Sales	$1,010,431	$1,033,750
Cost of Goods Sold	879,662	870,539
Gross Profit	130,769	163,211

Operating Expenses

Selling & Marketing	1,185,580	790,557
Personnel & Outside Services	3,212,247	2,068,402
General and Administrative	961,600	835,552
Total Operating Expenses	5,359,437	3,694,511

(Loss) from Operations	(5,228,668)	(3,531,300)

Other Income/(Expense)
PPP loan forgiveness	305,000	-
Gain on sale of assets	14,605	-
Interest income (expense)	1,631	(9,731)
Total Other Income (Expense)	321,236	(9,731

(Loss) Before Income Taxes	(4,907,432)	(3,541,031)

Net (Loss)	$(4,907,432)	$(3,541,031)

Net (Loss) per Share - basic and diluted	$(0.04)	$(0.03)

Weighted Average Shares Outstanding – basic and diluted	122,489,732	114,203,280

The accompanying notes are an integral part of these consolidated financial statements.

F-4

MED-X, INC.
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 2021 AND 2020

	Common	Common	Additional Paid	Accumulated	Total
	Shares	Stock	in Capital	(Deficit)	Equity

Balance at December 31, 2019, as previously reported	110,690,966	$110,691	$9,086,828	$(8,758,605)	$438,914
Restatement adjustment (unaudited)	-	-	-	141,722	141,722
Restated Equity (unaudited), December 31, 2019	110,690,966	$110,691	$9,086,828	$(8,616,883)	$580,636
Shares issued for cash (net of offering costs)	6,538,342	6,541	3,424,669	-	3,431,210
Shares repurchased	(140,264)	(140)	(16,691)	-	(16,831)
Resale of purchased shares	140,264	140	112,071		112,211
Consulting services for equity raise	2,988,332	2,988	355,612	-	358,600
Stock Option Non-Cash Compensation	-	-	180	-	180
Fair value of prepaid rent to landlord	62,500	60	7,440		7,500
Contribution from shareholder	-	-	736	-	736
Net Loss as restated	-	-	-	(3,541,031)	(3,541,031)

Balance at December 31, 2020 (As restated)	120,280,140	120,280	12,970,845	(12,157,914)	933,211
Shares issued for cash (net of offering costs)	10,231,791	10,232	5,001,463	-	5,011,695
Consulting services for equity raise	6,712,502	6,712	1,000,163		1,006,875
Shares repurchased	(163,200)	(163)	(24,317)	-	(24,480)
Resale of purchased shares	163,200	163	130,397		130,560
Stock Option Non-Cash Compensation			2,845		2,845
Contribution from shareholder			736		736
Net Loss				(4,907,432)	(4,907,432)

Balance at December 31, 2021	137,224,433	$137,224	$19,082,132	$(17,065,346)	$2,154,010

The accompanying notes are an integral part of these consolidated financial statements.

F-5

MED-X, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2021 AND 2020

	December 31, 2021	December 31, 2020 As restated

Cash flows (used in) operating activities:
Net (loss)	$(4,907,432)	$(3,541,031)
Adjustments to reconcile net (loss) to net cash (used in) operating activities:
Stock issued for consulting services	1,006,875	358,600
Stock option grant	2,845	180
Depreciation and amortization	53,022	112,898
Contribution from shareholder	736	736
Non cash operating lease	61,582	7,252
PPP forgiveness	(305,000)	-
(Gain) on disposal of property and equipment	(14,605)	-
Changes in operating assets and liabilities:
Trade receivables	122,313	(97,427)
Prepaid expenses and other current assets	(135,635)	53,943
Inventory	(266,610)	(8,656)
Accounts payable and accrued liabilities	(32,102)	(188,161)
Net cash (used in) operating activities	(4,414,011)	(3,301,666)

Cash flows from investing activities:
Proceeds from sale of property and equipment	36,000	-
Cash payments for the purchase of property	(37,667)	(3,796)
Net cash (used in) investing activities	(1,667)	(3,796)

Cash flows from financing activities:
Common stock issued for cash net of offering costs	5,142,255	3,543,421
Proceeds from debt	-	305,000
Payment on share repurchase	(24,480)	(16,831)
Principal payments on debt	(87,554)	(60,394)
Borrowing (repayment) of promissory note	-	62,106
Net cash provided by financing activities	5,030,221	3,833,302

Net (decrease) increase in cash and equivalents	614,543	527,840
Cash and equivalents at beginning of year	752,823	224,983
Cash and equivalents at end of year	$1,367,366	$752,823

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year for:
Income Tax	$1,600	$1,600
Non-cash transactions:
Issuance of shares for Prepaid rent	$-	$7,500
Right of use asset- investing activity	$-	$1,315,147
Lease Liability - financing activity	$-	$1,334,658

The accompanying notes are an integral part of these consolidated financial statements.

F-6

MED-X, INC.

DECEMBER 31, 2021 AND 2020

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - Nature of Operations

Organization and Description of Business

Med-X, Inc. (“Med-X”, “we”, “us”, “our”, or the “Company”) is a Nevada corporation formed in February 2014 and is engaged in product development, distribution, and marketing.  In April 2018, the Company through a merger acquired Pacific Shore Holdings, Inc. (“PSH” or “Pacific Shore”).

The Company and PSH developed a series of proprietary natural “green” branded products under our product names: Nature-Cide®, Thermal-Aid®, Home Spa™ and Malibu Brands. Nature-Cide® products are all-natural essential oil blends of indoor and outdoor pesticide/insecticide/repellent developed for multiple industries, including professional pest control, Turf, janitorial, hospitality, transportation and agriculture, and the Cannabis and Hemp cultivation and products industries. Thermal-Aid®, Thermal-Aid Zoo® and the Thermal-Aid Headache Relief System® are 100% natural heating/cooling pain and physical therapy products for painful ailments affecting adults, children and animals. Nature-Cide® and Thermal-Aid® are distributed through ecommerce platforms and through national and international distribution outlets positioned around the United States (US) and Asia.

Home Spa Shower Sprays are essential oil-based products distributed through various ecommerce platforms.  Nature-Cide® products are all-natural essential oil blends of indoor and outdoor pesticide/insecticide/repellent developed for multiple industries such as professional pest control, sanitation, hospitality, transportation and agriculture, including Cannabis cultivation. Nature-Cide® and Thermal-Aid® brands are distributed through ecommerce platforms as well as by national distribution firms in the US, with international capability. Home Spa Shower Sprays are an essential oil-based product distributed through ecommerce platforms. Malibu Brands are all-natural essential oils, including Hemp and CBD oil products, designed to treat a variety of ailments and are still in the development stage. The Company also operates the MJT Network® through the Company’s online media platform, www.marijuanatimes.org, which publishes Cannabis media content to generate revenue from advertisers and traffic optimizing venues. The network includes smart phone and tablet applications and publishes a daily news video through social and news applications. Med-X also plans to cultivate custom-bred Cannabis primarily for sale for medicinal use to treat aliments or their symptoms such as pain, sleep deprivation, appetite disorders, and neurological conditions. As these core businesses evolve, we will seek to develop and monetize techniques for the recognition and extraction of Cannabis compounds for the medical industry, and (ii) a cost effective pharmacy automation system for the pharmaceutical and cannabis industries.

NOTE 2 - Summary of Significant Accounting Policies

This summary of significant accounting policies of Med-X, Inc. is presented to assist in understanding the consolidated financial statements.  The financial statements and notes are representations of the Company's management which is responsible for the integrity and objectivity of the financial statements.

Basis of Presentation

The accompanying audited consolidated financial statements have been prepared by the Company in accordance with accounting principles generally accepted in the United States ("GAAP"), and pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC").

Principles of Consolidation

The audited consolidated financial statements include the accounts of Med-X Inc., and its 100% controlled subsidiary, Pacific Shore Holdings, Inc. All significant intercompany balances and transactions have been eliminated.

F-7

MED-X, INC.

DECEMBER 31, 2021 AND 2020

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - Summary of Significant Accounting Policies (continued)

Year End

The Company has selected December 31 as its year end.

Use of Estimates

The preparation of financial statements in conformity with US generally accepted accounting principles (“US GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company regularly evaluates estimates and assumptions related to allowance for doubtful accounts, inventory valuation, the useful lives and recoverability of long-lived assets, stock-based compensation and deferred income tax asset valuation allowances. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The Company’s actual results may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

Revenue Recognition

The Company accounts for revenue in accordance with Accounting Standards Updated ("ASU") ASU 2014-09 Revenue from Contracts with Customers and all subsequent amendments to the ASU (collectively, "ASC 606"). The Company recognizes revenue in accordance with ASC 606, the core principle of which is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to receive in exchange for those goods or services. To achieve this core principle, five basic criteria must be met before revenue can be recognized: (1) identify the contract with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to performance obligations in the contract; and (5) recognize revenue when or as the Company satisfies a performance obligation.

In each of the years ended December 31, 2021 and 2020, the Company generated revenues from selling its products to customers and distributors using[j1]  (i) the Amazon eCommerce portal; (ii) its owned and operated eCommerce website; (iii) third party distributors; and, (iv) on occasion, direct to end user. The Company considers its performance obligations satisfied upon receipt of payment from the customer when the customer is the end user (sales generated on our eCommerce website and eCommerce reseller portals or direct to end user), and upon issuance of an invoice to our distribution partners; and upon shipment and/or delivery of the purchased products to the customer, with respect to sales processed online, or shipment of the product for sales made to distributors or direct to end user.  Returns of products from customer purchases using the Amazon resale portal are refunded by Amazon to the customer and products are returned to the Company’s warehouse inventory with no restocking fees incurred by the customer. The Company evaluates returns from customers purchasing product using its eCommerce site on a case by case basis and generally will issue replacement product in the limited cases of product returns.  Returns by distributors or direct to end user customers are also reviewed on a case by case basis for product replacement if the Company determines it is warranted.  The Company has no policy requiring cash refunds.  Revenue also includes immaterial advertising sales from our online media platform.

Cost of Sales

Cost of sales includes actual product cost, shipping to distribution centers and reseller warehouses, labor, cost of warehousing and allocated overheard, which is applied on a per unit basis.

Segment Reporting

The Company's chief operating decision maker ("CODM") is it's Chief Executive Officer.  The Company is organized primarily by product line and has determined it has a single operating segment which includes online sales via our managed ecommerce site, distributor sales and reseller sales via Amazon, of a like line of products, which have an intertwined production and distribution model and are distributed from one operating location.  The Company derives immaterial revenue from advertising sales from our online media platform "MJT Network®".

Cash and Equivalents

The Company considers all highly liquid instruments with an original maturity of three months or less to be considered cash equivalents. The carrying value of these investments approximates fair value. The Company had $1,367,366 and $752,823 in cash at December 31, 2021 and 2020, respectively.

F-8

MED-X, INC.

DECEMBER 31, 2021 AND 2020

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - Summary of Significant Accounting Policies (continued)

Financial instruments that potentially subject the Company to concentration of credit risk consist principally of cash deposits. Accounts at each institution are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000. As of December 31, 2021 and 2020, the Company had $1,067,154 and $432,385 in excess of the FDIC insured limit, respectively.

Inventory

Inventory consists of both raw materials and finished goods. As of December 31, 2021 inventory consisted of $518,962 in raw materials and $500,865 in finished goods which are valued at the lower of cost or market method as compared to $377,016 in raw materials and $376,560 (as restated, see note 3) in finished goods as of December 31, 2020

Property and Equipment

At December 31, 2021 and 2020, property and equipment consists of software, laboratory building improvements on leased land and related furniture and equipment and are stated at cost.  The Company depreciates the cost of property and equipment using the straight-line method for financial reporting purposes at rates based on the following estimated useful lives:

Years
Software and Website	5
Furniture and Equipment	3
Building Improvements	Lease term
Capital Leases – Vehicle	Lease term

Expenditures for maintenance and repairs are expensed as incurred.

Accounts Receivable

All accounts receivable is trade related. The Company’s management has established an allowance for bad debt based upon accounts receivable that are more than one year past due.  An allowance for doubtful accounts as of December 31, 2021 was $4,812 and Nil as of December 31, 2020.

The Company maintains reserves for potential credit losses on accounts receivable. Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves. Reserves are recorded on management’s best estimate of collection.

Stock Based Compensation

We account for stock-based compensation in accordance with ASC 718, Compensation – Stock Compensation. Under the fair value recognition provision of this guidance, share-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense over the requisite service period and reduced for actual forfeitures in the period they occur. Stock-based compensation is included in general and administrative expenses in our consolidated statements of operations. Stock based compensation for 2021 and 2020 was $2,845 and $180, respectively.

F-9

MED-X, INC.

DECEMBER 31, 2021 AND 2020

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - Summary of Significant Accounting Policies (continued)

Offering Costs

Costs incurred in connection with raising capital by the issuance of common stock are recorded as contra equity and deducted from the capital raised.

Impairment of Long Lived Assets

FASB ASC Topic 360, “Property, Plant, and Equipment,” requires long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable through the estimated undiscounted cash flows expected to result from the use and eventual disposition of the assets. Whenever any such impairment exists, an impairment loss will be recognized for the amount by which the carrying value exceeds the fair value (“FV”). The Company did not record any impairment to long-lived assets as of December 31, 2021 or 2020.

Leases

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which establishes a Right of Use (“ROU”) model that requires a lessee to record a ROU asset and a lease liability, measured on a discounted basis, on the balance sheet for all leases with terms longer than 12 months. Effective January 1, 2019, the Company adopted the provisions of Topic 842 using the alternative modified transition method, with a cumulative effect adjustment to the opening balance of accumulated deficit on the date of adoption, and prior periods not restated, as allowed under the provisions of Topic 842. The Company also elected to use the practical expedients permitted under the transition guidance of Topic 842, which provides for the following: the carryforward of the Company’s historical lease classification, no requirement for reassessment of whether an expired or existing contract contains an embedded lease, no reassessment of initial direct costs for any leases that exist prior to the adoption of the new standard, and the election to consolidate lease and non-lease components. The Company also elected to keep all leases with an initial term of 12 months or less off the balance sheet.

Fair Value of Financial Instruments

The Company follows FASB ASC Topic 820, “Fair Value Measurements and Disclosures” for the accounting for financial assets and financial liabilities and items that are recognized or disclosed at FV in the financial statements on a recurring basis, at least annually. This standard provides a single definition of FV and a common framework for measuring FV as well as new disclosure requirements for FV measurements used in financial statements. FV measurements are based upon the exit price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants exclusive of any transaction costs and are determined by either the principal market or the most advantageous market. The principal market is the market with the greatest level of activity and volume for the asset or liability. Absent a principal market to measure FV, the Company would use the most advantageous market, which is the market that the Company would receive the highest selling price for the asset or pay the lowest price to settle the liability, after considering transaction costs. However, when using the most advantageous market, transaction costs are only considered to determine which market is the most advantageous and these costs are then excluded when applying a FV measurement.

The Company follows the FASB issued amendments to the accounting standards related to the measurement of liabilities that are routinely recognized or disclosed at FV. This standard clarifies how a company should measure the FV of liabilities, and that restrictions preventing the transfer of a liability should not be considered as a factor in the measurement of liabilities within the scope of this standard. The FV accounting standard creates a three-level hierarchy to prioritize the inputs used in the valuation techniques to derive fair values. The basis for FV measurements for each level within the hierarchy is described below with Level 1 having the highest priority and Level 3 having the lowest.

F-10

MED-X, INC.

DECEMBER 31, 2021 AND 2020

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - Summary of Significant Accounting Policies (continued)

Fair Value of Financial Instruments (continued)

Level 1: Quoted prices in active markets for identical assets or liabilities.

Level 2: Quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs are observable in active markets.

Level 3: Valuations derived from valuation techniques in which one or more significant inputs are unobservable.

The financial instruments of the Company classified as current assets or liabilities, including cash and cash equivalents, accounts receivable, inventory, prepaid expenses and other current assets, short-term borrowings, borrowings under revolving credit facility, accounts payable and accrued expenses, are recorded at carrying value, which approximates fair value based on the short-term nature of these instruments.

Income Taxes

Income taxes are accounted for under the asset and liability method.  Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases, including operating loss and tax credit carry forwards.  Deferred tax assets and liabilities are measured using enacted tax rates to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.  Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Basic and Diluted Net Loss Per Share

Basic and diluted earnings or loss per share ("EPS") amounts in the consolidated financial statements are computed in accordance ASC 260- 10 "Earnings per Share", which establishes the requirements for presenting EPS. Basic EPS is based on the weighted average number of common shares outstanding. Diluted EPS is based on the weighted average number of common shares outstanding and dilutive common stock equivalents. Basic EPS is computed by dividing net income or loss available to common stockholders (numerator) by the weighted average number of common shares outstanding (denominator) during the period. Potentially dilutive securities were excluded from the calculation of diluted loss per share because their effect would be anti-dilutive. During the years ended December 31, 2021 and 2020, there were 3,948,888 and 3,936,388 potentially dilutive shares as a result of certain outstanding, exercisable stock options and share purchase warrants.

Recent Accounting Pronouncements

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments-Credit Losses (Topic 326), which requires entities to measure all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. This replaces the existing incurred loss model and is applicable to the measurement of credit losses on financial assets measured at amortized cost. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2022. Early application will be permitted for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. The Company is currently evaluating the impact this standard will have on its consolidated financial statements.

F-11

MED-X, INC.

DECEMBER 31, 2021 AND 2020

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - Summary of Significant Accounting Policies (continued)

Recent Accounting Pronouncements (continued)

In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) — “Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”)”, to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective January 1, 2024 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company is does not believe this standard will have a material impact on its consolidated financial statements.

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 3 – Restatement

During fiscal 2021 the Company identified an error related to 1) certain production costs including an allocation of operating overhead such as rent and utilities and 2) certain additional costs of labor such as workers compensation, vacation benefits, payroll expenses and medical insurance, which previously had been incorrectly included in General and Administrative expense and Personnel & Outside Services, respectively.  As a result, the Company has recorded an adjustment to retained earnings as of December 31, 2019 of $141,722 (unaudited) for the prior year impact of the errors, and has reflected a net increase to inventory in fiscal 2020 in respect of the capitalized production costs of $128,103, an increase to costs of goods sold in fiscal 2020 of $158,719, a reduction to personnel and outside service of $45,484 and a reduction to general and administrative expenses in fiscal 2020 of $99,616.

	December 31, 2020
	As Reported	As Restated
Consolidated Balance Sheets
Inventory	$625,473	$753,576
Total Current Assets	$1,631,371	$1,759,474
TOTAL ASSETS	$3,038,650	$3,166,753

Accumulated deficit	$(12,286,017)	$(12,157,914)
Total Stockholders' Equity	$805,108	$933,211
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$3,038,650	$3,166,753

	December 31, 2020
	As Reported	As Restated
Consolidated Statements of Operations
Cost of Goods Sold	$711,820	$870,539
Gross profit	$321,930	$163,211
Personnel & Outside Services	$2,113,886	$2,068,402
General and Administrative	$935,168	$835,552
Total Operating Expenses	$3,839,611	$3,694,511
(Loss) from Operations	$(3,517,681)	$(3,531,300)
(Loss) Before Income Taxes	$(3,527,412)	$(3,541,031)
Net (Loss)	$(3,527,412)	$(3,541,031)

F-12

MED-X, INC.

DECEMBER 31, 2021 AND 2020

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – RESTATEMENT (continued)

	December 31, 2020
	As Reported	As Restated
Consolidated Statements of stockholders’ equity
Net (loss)	$(3,527,412)	$(3,541,031)
Accumulated deficit	$(12,286,017)	$(12,157,914)

	December 31, 2020
	As Reported	As Restated
Consolidated Statements of Cash Flow
Cash flows (used in) operating activities:
Net (loss)	$(3,527,412)	$(3,541,031)
Inventory	$(22,275	$(8,656)

NOTE 4 – SEGMENTS AND DISAGGREGATED REVENUE

The Company is primarily engaged in the business of product development, distribution, and marketing.  Our products are developed and offered under three separate brand names: (1) An all-natural, eco-friendly, professional strength pesticide branded Nature-Cide® for indoor and outdoor pesticide, insecticide and/or repellent; (2) Thermal-Aid® offering a line of all-natural products designed for the medical field to reduce swelling, for therapy and to relieve various pain issues affecting adults, children and animals; and, (3) Malibu Brands with a line of all-natural homeopathic products designed to treat aches and pains and stimulate overall personal health and well-being.  The Company offers its products through a managed website, through distributors and via resellers such as Amazon.  While the Company’s product line has some differentiation product focus, the operating process for production, distribution and product sales is essentially the same. The Company considers its operations a single reportable segment, the results of which are regularly reviewed by the chief operating decision maker ("CODM") to analyze performance and allocate resources. The Company measures the results of its operating segment through a review of net sales and operating income, which includes certain corporate overhead allocations. From time to time, the Company may revise the measurement its segment operating income, including any corporate overhead allocations, as determined by the information regularly reviewed by its CODM.

We also operate the MJT Network® through the Company’s online media platform, www.marijuanatimes.org, which publishes media content regarding cannabis and hemp industries to generate revenue from advertisers and traffic optimizing venues, the operations of which are currently immaterial.

Disaggregated Revenues

Total revenues, consisting of disaggregated net sales across each of our product lines is set out below:

Revenue by Product

	2021 $$	2021%	2020 $$	2020%

Nature-Cide	$572,270	56.6%	$632,803.0	61.2%
Thermal-Aid	410,840	40.7%	394,624	38.2%
Malibu Brands	22,041	2.2%	2,037	0.2%
Advertising	5,280	0.5%	4,286	0.4%
TOTAL	$1,010,431	100.0%	$1,033,750	100.0%

The following table reflects disaggregated revenue by sales channel:

Revenue by Channel

	2021 $$	2020 $$

Ecommerce/Online	$442,055	$260,544
Distributors	563,096	768,920
Digital Advertising	5,280	4,286
TOTAL	$1,010,431	$1,033,750

F-13

MED-X, INC.

DECEMBER 31, 2021 AND 2020

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 – Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consisted of the following.

	As of December 31,
	2021	2020
Prepaid expenses for financing	$62,500	$-
Short term advances to suppliers	106,982	36,392
Prepaid rent	11,975	9,431
Lease deposit	56,324	56,324
Total	$237,781	$102,147

NOTE 6 – Property and Equipment

Property and equipment are summarized by major classifications as follows as of December 31, 2021 and 2020:

	2021	2020
Buildings & improvements	$337,806	$337,806
Furniture & equipment	320,218	318,553
Software	166,513	166,513
Vehicles	194,587	152,574
Total Assets	1,019,124	975,446
Less: Accumulated depreciation	(929,663)	(893,473)
	$89,461	$81,971

During the year ended December 31, 2021, the Company disposed vehicles for proceeds of $36,000 in cash and recorded a gain on disposal of assets in the amount of $14,605.

The Company recognized depreciation and amortization expense of $53,022, and $112,898 for the years ended December 31, 2021, and 2020, respectively, as a component of general and administrative expenses on the consolidated statements of operations, all of which represented depreciation of furniture, equipment, and leasehold improvements.

NOTE 7 – Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities consisted of the following.

	As of December 31,
	2021	2020
Accounts payable	$336,518	$352,317
Accrued employee compensation	52,550	97,998
Payroll liabilities	68,012	38,868
Total	$457,080	$489,183

F-14

MED-X, INC.

DECEMBER 31, 2021 AND 2020

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 – Lease

The Company conducts its operations from facilities in Canoga Park, California that initially leased under a five-year lease which expired September 14, 2020. The Company renewed its lease for an additional five-year term which expires October 14, 2025. The lease is subject to an annual adjustment based upon an increase in the Consumer Price Index in the Los Angeles Area.

The table below presents the Company’s right-of-use assets and lease liabilities as of December 31, 2021:

December 31, 2021
Operating leases
Right-of-use assets:	$1,064,042
Total right-of-use assets	$1,064,042

Lease liabilities:
Lease liabilities	$1,145,135
Total operating lease liabilities	$1,145,135

The aggregate future lease payments for the Company’s operating leases as of December 31, 2021 are as follow:

Year	Amount

2022	$296,386
2023	332,312
2024	372,728
2025	309,858
Total lease payment	1,311,284
Less: imputed interest	(166,149)
Present value of lease liabilities	1,145,135
Current option of lease liabilities	225,763
Lease liabilities, long term	$919,372

The weighted average remaining lease term for the Company’s operating leases was 3.75 years as of December 31, 2021 and the discount rate for those leases was 6.75%, which is the Company’s incremental borrowing rate. The Company’s operating lease expenses are recorded within general and administrative expenses.

The Company also entered into a five-year lease for approximately 600 square feet of land from one of its Executives on which the Company constructed its test facility. The Company is currently leasing 600 square feet of land on a month-to-month basis under the same terms as the original lease. The Company’s cost for the use of the land is that it pays the utilities for to the property. During the year ended December 31, 2021 the Company imputed annual rental costs of $736 (Note 8 below) in respect to the related party lease which was reflected as additional paid in capital..

Rent expense in 2021 and 2020 was $332,971 and $268,902, respectively, of which $95,877 and $90,445, respectively, has been allocated to costs of goods sold with respect to production costs for inventory during the years ended December 31, 2021 and 2020.

F-15

MED-X, INC.

DECEMBER 31, 2021 AND 2020

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 – Related Party Transactions

The Company’s subsidiary, PSH, has an exclusive royalty-free worldwide master license in perpetuity from Matthew Mills, our CEO and one of the founders of the Company to commercialize the Nature-Cide brand and line of products. The master license can be terminated by Mr. Mills in certain circumstances, such as a material breach of the agreement by PSH or its insolvency. Upon the closing of the Merger on April 16, 2018, a Nature-Cide sublicense agreement between PSH, as sub licensor, and the Company, as sublicensee, was merged and terminated. Accordingly, PSH can sell Nature-Cide directly to all potential customers for the product throughout the world.

In June 2012 the Company’s subsidiary, PSH, entered into a licensing agreement with Dr, Morton I Hyson, MD, PC, a director of the Company, dba Hyson Medical Products whereunder PSH was granted an exclusive license to utilize patents for certain branded products in consideration of a fee of 5% of the net sales of associated PSH branded products thirty days after each calendar quarter for five (5) years from commencement of sales, or the term of the agreement, whichever is longer. The agreement carried an initial term of five (5) years and is automatically extended thereafter for additional 12 month terms unless either party notifies the other party of the termination of the agreement, with at least six (6) months prior written notice. The Company paid license fees under this agreement of $1,288 and $2,031 in the years ended De ember 31, 2021 and 2020, respectively.

The Company, as disclosed in Note 8 – Leases above, leases approximately 600 square feet of land from one of its Executives and has imputed annual rental fees of $736 per year which is reflected as additional paid in capital.

Mark Richardson of the law firm Richardson & Associates, a director and shareholder of the Company, provides legal services for the Company’s SEC reporting and compliance activities. In the years ended 2021 and 2020 the Company incurred other legal expenses from Richardson & Associates of $60,705 and $10,870 respectively. In addition, Mr. Richardson received Founder’s shares in the Company.

During the years ended December 31, 2021 and 2020 the Company purchased and resold 163,200 and 140,264 shares of its common stock from its CEO, Matthew Mills, respectively for cash of $130,560 and $112,211, or $0.80 per share.  The fair market value of the shares was $0.15 and $0.12, in each of the years ended December 31, 2021 and 2020, respectively, as determined by an independent valuation report,  and the Company recorded share based compensation in consideration of the purchase price of the shares in excess of fair market value of $106,080 and $95,280 in the years ended December 31, 2021 and 2020.

NOTE 10 – Concentration of Credit Risks

Concentration of Major Customers

As of December 31, 2021, the Company’s trade accounts receivable was $28,616 from 77 customers. For the year ended December 31, 2021 the Company received 45% of its revenue from two customers; specifically  25% from Veseris and 20% from Target Specialty Products.

As of December 31, 2020, the Company’s trade accounts receivable was $150,929 from 66 customers. For the year ended December 31, 2020 the Company received 63% of its revenue from three customers; specifically 26% from Target Specialty Products, 19% from RGH and 18% from Veseris.

Concentration of Supplier Risk

The Company uses single supplier relationships for its raw materials purchases and filling capacity due to the unique formulation and components of each product line, which potentially subjects the Company to a concentration of business risk. If these suppliers had operational problems or ceased making product available to the Company, operations could be adversely affected.

The Company had three vendors that accounted for 77% of purchases during the year ended December 31, 2021. Specific concentration for the three vendors were Berje with approximately 40%, Actions & Company 23% and K-1 Packaging, Inc. at approximately 14%.

The Company had two vendors that accounted for 68% of purchases during the year ended December 31, 2020. Specific concentration for the two vendors was Actions & Company 34% and Berje 34%.

If significant suppliers become unable or unwilling to provide inventory in a timely manner, the Company believes that other suppliers are available to provide similar inventory at comparable prices.

F-16

MED-X, INC.

DECEMBER 31, 2021 AND 2020

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 – Debt

	As of December 31,		Interest Rate	Interest
	2021	2020	Terms	Rate	Maturity
Description
Federal Payroll Protection Program (“PPP) and EIDL loan	$-	$305,000	Fixed	1.00%	The full amount was principal as there was no interest charged as it was to be forgiven
Crestmark Bank – Promissory note	14,642	85,210	Variable	2% + Prime Rate	N/A
Capital lease – Ford - 150	11,896	19,491	Fixed	5.49% compound monthly	Monthly payment $743.51, due on April 13, 2023
Capital lease – Chevy Tahoe	33,421	-	Fixed	3.99% compound monthly	Monthly payment $713.53 due on March 3, 2026

Total	$59,959	$409,701
Current portion	30,927	398,263
Long term debt	$29,032	$11,438

The Company entered into a Loan and Security Agreement (the “Loan Agreement”) and a promissory note (the “Note”) with Crestmark Bank. The maximum amount that can be borrowed under the Promissory Note is $1,500,000. The Loan Agreement establishes the collateral and required terms for establishing a factoring of Accounts Receivable. Accounts Receivable are collected 87% up-front from Crestmark Bank, 13% collected upon customer payment, and deduction of fees by Crestmark Bank are paid as a deduction against factored amounts remitted to the Company. Interest on the outstanding balance is calculated at two (2%) percent above Prime Rate. At no time will the rate be lower than five and one quarter (5.25%) percent per annum. As of December 31, 2021 and 2020 the outstanding balance was $14,642 and $85,210 respectively.

The Loan Agreement calls for a security interest in the assets of the Company such as Accounts, Goods, Inventory, Equipment, Chattel Paper, Instruments, Investment Property, specifically identified Commercial Tort Claims, Documents, Deposit Accounts, Letter of Credit Rights, General Intangibles, Contract Rights, customer lists, furniture and fixtures, books and records and supporting obligations for any of the foregoing.

The Company also agreed to certain fees such as loan fees, late reporting fees, lockbox fees, documentation fees, maintenance fees and an exit fee.

F-17

MED-X, INC.

DECEMBER 31, 2021 AND 2020

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 – Common Stock

Our authorized capital stock consists of 300,000,000 shares of common stock, par value $0.001 per share, of which 137,224,433 and 120,280,140 shares were issued and outstanding as of December 31, 2021 and 2020, respectively. Holders of common stock are entitled to one vote per share held of record on all matters submitted to a vote of stockholders. The holders of common stock do not have cumulative voting rights in the election of directors. Accordingly, the holders of a majority of the outstanding shares of voting capital stock entitled to vote in any election of directors may elect all of the directors standing for election. Subject to preferential rights with respect to any series of preferred stock that may be issued, holders of the common stock are entitled to receive ratably such dividends as may be declared by the Board on the common stock out of funds legally available therefore and, in the event of a liquidation, dissolution or winding-up of our affairs, are entitled to share equally and ratably in all of our remaining assets and funds.

Share issuances during the fiscal year ended December 31, 2021:

During 2021, the Company issued 1,893,293 shares of common stock at $0.80 per share under its second Regulation A+ Offering and resold 163,200 shares of common stock at $0.80 per share which had been previously issued to one of its Executive Officers.

The Company also sold 8,338,498 shares of common stock at $0.60 per share under a private placement.

The Company also issued 6,712,502 shares of common stock for consideration associated with consulting support of Company raising equity. The fair value of the 6,712,502 was $1,006,875 at $0.15 and was expensed.

The Company received gross proceeds of $6,517,733 from these offerings offset by $1,506,535 in offering costs applied to the above.

Share issuances during the fiscal year ended December 31, 2020:

During 2020, the Company issued 6,538,342 shares at $0.80 per share under its second Regulation A+ Offering and resold 140,264 shares of common stock at $0.80 per share, which had been previously issued to one of its Executive Officers.

The Company also issued 2,988,332 shares of common stock for consideration associated with consulting support of Company raising equity and 62,500 shares for prepaid rent associated with the lease renewal of its corporate offices. The fair value of the 2,988,332 shares at $0.12 per share was $358,600 and was expensed. The 62,500 shares issued to the lessor was recorded as part of the right of use asset of $7,500.

The Company received gross proceeds of $4,360,378 from these offerings offset by $816,957 in offering costs applied to the above.

NOTE 13 – Preferred Stock

We are authorized to issue 10,000,000 shares of Preferred Stock of which 10,000 shares have been designated Series A Preferred Stock, par value $0.001 per share, having such rights, preferences and privileges, and issued in such series, as are determined by our Board. We currently have 10,000 shares of Series A Preferred Stock issued and outstanding held by Matthew Mills, our Chairman and President, issued as part of a merger transaction in fiscal 2018,  which allows our President to maintain 51% voting control. effectively conferring on Mr. Mills control over all matters subject to a shareholder vote, including the election of directors.

Holders of Series A Preferred Stock have no conversion rights and are not entitled to dividends and have no liquidation preferences. Holders of the Series A Preferred Stock shall vote separately as a class and have the right to votes equal to 51% of the total vote with respect to any matter submitted for a vote to shareholders of the Company. In addition the Series A Preferred stock has redemption rights based on certain triggering events, which include, among other terms and conditions (i) listing on a national securities exchange; (ii) cessation of Mr. Mills, the holder of the shares, as an officer and director.

NOTE 14 – Stock Options and Warrants

On May 2, 2016, the Company adopted its 2016 Stock Incentive Plan (the “Plan”). The plan allows the Company to offer an option or a share purchase right to employees, consultants or members of the Board of Directors. Under the Plan, the maximum number of shares that may be issued shall not exceeded 10,000,000. The term of the option shall not exceed 10 years from the date of grant.

During the year ended December 31, 2021, cumulative grants of 285,000 stock options at an exercise price of $0.80 per share were made to 6 employees and three directors under the Plan.  The options vest rateably over a 4 year term as to 25% each year.

F-18

MED-X, INC.

DECEMBER 31, 2021 AND 2020

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 – Stock Options and Warrants (continued)

The fair value of each option granted was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions for each applicable period.

2021

Risk-free interest rate	1.56%
Expected life of options	10 years
Expected annualized volatility	87.70%
Dividend	Nil
Forfeiture rate	0%

The following is a summary of the Company’s stock option activity for the year ended December 31, 2021:

		Weighted
		Average
	Options	Exercise
	Outstanding	Price

Outstanding at December 31, 2020	3,680,000	$0.61
Granted	285,000	$0.80
Canceled	0	$0
Exercised	0	0
Outstanding at December 31, 2021	3,965,000	$0.63
Exercisable at December 31, 2021	3,667,500	$0.61

The following is a summary of the Company’s stock option activity for the year ended December 31, 2020:

		Weighted
		Average
	Options	Exercise
	Outstanding	Price

Outstanding at December 31, 2019	3,930,000	$0.61
Granted	0	0
Canceled	250,000	$0.61
Exercised	0	0
Outstanding at December 31, 2020	3,680,000	$0.61
Exercisable at December 31, 2020	3,655,000	$0.61

F-19

MED-X, INC.

DECEMBER 31, 2021 AND 2020

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 – Stock Options and Warrants (continued)

The number and weighted average exercise prices of all options outstanding as of December 31, 2021, are as follows:

Options Outstanding
			Weighted
		Weighted	Average
	Number	Average	Remaining
	Outstanding	Exercise	Contractual Life
Exercise Price	Dec 31, 2021	Price	(Years)
$0.80	285,000	$0.80	9.83
$0.66	1,000,000	$0.66	4.34
$0.60	2,680,000	$0.60	4.38
	3,965,000	$0.62	4.76

The number and weighted average exercise prices of all options outstanding as of December 31, 2020, are as follows:

Options Outstanding
			Weighted
		Weighted	Average
	Number	Average	Remaining
	Outstanding	Exercise	Contractual Life
Exercise Price	Dec 31, 2020	Price	(Years)

$0.66	1,000,000	$0.66	5.34
$0.60	2,680,000	$0.60	5.38
	3,680,000	$0.62	5.37

Unamortized compensation expense associated with unvested options is $28,065 as of December 31, 2021. The weighted average period over which these costs are expected to be recognized is approximately 9.9 years.

Common Stock Purchase Warrants

As of December 31, 2021 and December 31, 2020, the following common stock purchase warrants were outstanding:

	Warrants		Weighted Average Exercise Price
Outstanding – December 31, 2019	281,388	(1)(2)	$0.60
Granted	-		-
Canceled/forfeited	-		-
Exercised	-		-
Outstanding – December 31, 2020	281,388		0.60
Outstanding – December 31, 2020	-		-
Granted	-
Canceled/forfeited	-		-
Exercised	-		-
Outstanding –December 31, 2021	281,388		$0.60

(1) During the year ended December 31, 2016 the Company granted 209,444 ten (10) year share purchase warrants to a third party for exercise at $0.60 per share, as compensation under the terms of an agreement with a third party platform with respect to an offering of shares under Regulation A+. The fair value of the warrants was $53,903, which amount was recorded as financing costs.

(2) During the year ended December 31, 2017 the Company granted an additional 71,944 ten (10) year share purchase warrants to a third party for exercise at $0.60 per share, as compensation under the terms of an agreement with a third party platform with respect to an offering of shares under Regulation A+. The fair value of the warrants was $72,419, which amount was recorded as financing costs.

The fair value of the outstanding common stock purchase warrants was calculated using the Black-Scholes option-pricing model with the following assumptions at the measurement date(s):

Measurement date
Dividend yield	0%
Expected volatility	29%
Risk-free interest rate	2.31%
Expected life (years)	10
Stock Price (1)	$0.60
Exercise Price	$0.60

(1)      Offering price under the Company’s Regulation A+ Offering.

F-20

MED-X, INC.

DECEMBER 31, 2021 AND 2020

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 – Going Concern

The Company’s consolidated financial statements have been prepared assuming that it will continue as a going concern, which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business.

As reflected in the consolidated financial statements, the Company has an accumulated deficit as of $17,065,346 as of December 31, 2021, a net loss and net cash used in operating activities for the reporting period then ended. These factors raise substantial doubt about the Company’s ability to continue as a going concern within one year from the date that the financial statements were available to be issued.

The Company’s cash position may not be sufficient to support the Company’s daily operations. Management plans to raise additional funds by way of a private or public offering. While the Company believes in the viability of its strategy and its ability to generate sufficient revenue and to raise additional funds, there can be no assurances to that effect. Should the Company fail to raise additional capital, it may be compelled to reduce the scope of its planned future business activities.

The ability of the Company to continue as a going concern is dependent upon the Company’s ability to further implement its business plan, to generate sufficient revenue and to raise additional funds by way of public and/or private offerings.

The consolidated audited financial statements do not include any adjustments related to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

In December 2019, a novel strain of coronavirus (COVID-19) emerged in Wuhan, Hubei Province, China. While initially the outbreak was largely concentrated in China and caused significant disruptions to its economy, ultimately the virus spread globally and continues to spread on an ongoing basis.

While the impact of the ongoing COVID-19 pandemic is waning and restrictions have been lifted in many countries of the world, including the United States, the ongoing impact of COVID-19 and variations of the virus remain unknown.

The ultimate impact of the COVID-19 pandemic on the Company’s operations is unknown and will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the duration of the COVID-19 outbreak, new information which may emerge concerning the severity of the COVID-19 pandemic, and any additional preventative and protective actions that governments, or the Company, may direct, which may result in an additional period of business disruption, reduced customer traffic and reduced operations. Any resulting financial impact cannot be reasonably estimated at this time but is anticipated to have a material adverse impact on our business, financial condition and results of operations.

The measures taken to date impacted the Company’s business for the years ended December 31, 2021 and 2020 and may continue to impact our operations. Management expects ongoing impact to its operations to some degree, but the significance of the impact of the COVID-19 outbreak on the Company’s business and the duration for which it may have an impact cannot be determined at this time.

NOTE 16 – Commitments and Contingencies

As of December 31, 2021 and 2020, the Company is not involved in any legal proceeding, claims and litigation arising in the ordinary course of business.

F-21

 MED-X, INC.

DECEMBER 31, 2021 AND 2020

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 – Income Taxes

The provision (benefit) for income taxes consists of the following components for the years ended December 31, 2021 and 2020:

	2021	2020
Current	$-0-	$-0-
Deferred	-0-	-0-
	$-0-	$-0-

The effective income tax rate for the years ended December 31, 2021 and 2020 consisted of the following:

	2021	2020
Federal statutory income tax rate	(21.00)%	(21.00)%
State income taxes-net	(6.90)%	(6.90)%
Valuation allowance	27.90%	27.90%
Permanent difference	0.00%	0.00%
Net effective income tax rate	0.00%	0.00%

The Company’s total deferred tax asset, deferred tax liabilities, and deferred tax asset valuation allowance as of December 31, 2021 and 2020 were as follows:

	2021	2020
Net operating loss carryforward	$10,401,448	$9,340,140
Less: valuation allowance	(10,401,448)	(9,340,140)

Net Deferred tax assets	-	-

The deferred tax asset was based upon a net operating loss (NOL) carryforward of approximately $27,753,000 as of December 31, 2021 as we will file a consolidated return for 2020. The consolidated return for 2019 has been filed. These NOLs are subject to separate return limitations. Realization of the future tax benefits related to the deferred tax asset is dependent upon many factors, including the Company’s ability to generate future taxable income. Due to the uncertainty of future earnings, management is unable to predict whether the deferred tax asset will be realized and, accordingly, has recorded a full valuation allowance against this asset. The Company can utilize its NOL carryforward in the future. The NOL carryforward indefinitely.

The federal and state income tax returns of the Company for 2021 and 2020 are subject to examination by the Internal Revenue Service, generally for three years and California Franchise Tax Board for four years after they were filed. The Company's tax returns for the period from December 31, 2017 to December 31, 2019 are open for assessment.

The Company took no uncertain tax positions at December 31, 2021 or 2020.

F-22

 MED-X, INC.

DECEMBER 31, 2021 AND 2020

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18 – Other Events

In April 2020, the Company applied for, approved and received a total of $305,000 in form of the Federal Payroll Protection Program (“PPP Loan”) and Economic Injury Disaster Loan (“EIDL Loan”) loans. The Company was granted the loans due to policies adopted to offset the impact of COVID-19. The Company was granted full forgiveness of each of the PPP Loan in the amount of $295,000 and the EIDL Loan of $10,000, resulting in debt extinguishment during December 31, 2021.

NOTE 19 – Subsequent Events

As of April 22, 2022, the Company sold 306,758 common shares at $0.80 per share in its Regulation A+ Offering and 2,406,667 common shares at $0.60 per share in its private placement. An Executive of the Company participated by selling 24,541 shares of his owned common stock to the Company, which was resold in the Regulation A+ Offering at $0.80 per share. The Company received net proceeds of $1,292,168 from these offerings.

The Company has evaluated events for the period from December 31, 2021 through the date of the issuance of these audited financial statements and determined that there are no additional events requiring disclosure.

F-23

Item 8. Exhibits

INDEX OF EXHIBITS

Exhibit No.	Description

2.1	Articles of Incorporation *
2.2	Bylaws *
4.1	Subscription Documents*
6.1	License Agreement, dated September 1, 2014, by and between Med-X, Inc., as the Licensee, and Pacific Shore Holdings, Inc. as the Licensor. *
6.2	Posting Agreement, dated November 12, 2015, by and between Med-X, Inc. and StartEngine Crowdfunding, Inc., with Warrant attached. *
6.3	Broker-Dealer Services Agreement with FundAmerica Securities, LLC*
6.4	Development, Marketing and Consulting Agreement with M6, dated June 20, 2016*
6.5	Agreement with Monarch Bay Securities, LLC*
6.7	Broker-Dealer Agreement executed March 3, 2021, between Med-X, Inc., and Dalmore Group, LLC
6.8	Share Purchase Agreement by and among Med-X, Inc., GEM Global Yield LLC SCS and GEM Yield Bahamas Limited
6.9	Warrant to purchase shares of Med-X, Inc. Common Shares
6.10	Registration Rights Agreement
8.1	Escrow Services Agreement with FundAmerica Securities, LLC*

_____________

*Filed with the original Offering Statement on Form 1-A originally filed by the Company on August 26, 2015, and thereafter amended.

** Filed with this Annual Report.

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this annual report on Form 1-K to be signed on its behalf by the undersigned, thereunto duly authorized, in Washington, D.C. on May 2, 2022

Med-X, Inc.

By:	/s/ Matthew Mills
Name:	Matthew Mills
Title:	Chief Executive Officer

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Matthew Mills	Chief Executive Officer of Med-X, Inc.	May 2, 2022
Matthew Mills	(Principal Executive Officer)

/s/ Ronald J. Tchorzewski	Chief Financial Officer of Med-X, Inc.	May 2, 2022
Ronald J. Tchorzewski	(Principal Financial Officer and Principal Accounting Officer)

40